BANDOLIER ENERGY LLC

SUBSCRIPTION AGREEMENT

To the Undersigned Purchasers:

Bandolier Energy LLC, a Delaware limited liability company (the “Company”), hereby agrees with each of you, as an undersigned purchaser identified in this Subscription Agreement (this “Agreement”), as follows, it being understood and agreed that the representations, warranties and agreements set forth herein by each of you are several in nature:

1.	Sale and Purchase of Limited Liability Company Interest.

The Company has been formed under the laws of the State of Delaware and has proposed to enter into an Amended and Restated Limited Liability Company Agreement with each of you, in substantially the form attached hereto as Exhibit A with such modifications as may be mutually agreed upon prior to execution thereof and as the same may be modified in accordance with the terms of any subsequent amendment thereto (the “Company Agreement”). Capitalized terms used herein without definition have the meanings set forth in the Company Agreement.

Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of the respective parties contained herein:

(a) the Company agrees to sell to you, and you irrevocably subscribe for and agree to purchase from the Company, the number of Series A Units set forth on your signature page attached hereto (represented, collectively, by the “Interests”); and

(b) the Company agrees that you shall be admitted as a Member, upon the terms and conditions, and in consideration of your agreement to be bound by the terms and provisions of the Company Agreement and this Agreement, with a Capital Commitment in the amount set forth on your signature page attached hereto (your “Line of Equity”), a portion of which (the “Initial Capital Contribution”) in the amount set forth on your signature page attached hereto shall be due at Closing (as defined below).

Subject to the terms and conditions hereof and of the Company Agreement, your obligation to subscribe and pay for your Interests at the time contemplated therein shall be complete and binding upon the execution and delivery of this Agreement.

2.	Execution of Company Agreement.

You hereby agree to become a party to, to be bound by, and to comply with the provisions of the Company Agreement. To that end, prior to Closing (as defined below), you shall execute and deliver to the Company an executed signature page, in counterpart, to the Company Agreement, which shall be deemed an original and, together with all other counterparts, shall constitute one and the same instrument.

3.	Payment of Line of Equity.

You hereby agree that, subsequent to your funding of your Initial Capital Contribution, the remainder of your Line of Equity, or any portion thereof, shall be due upon any duly issued Capital Calls in accordance with the terms of Section 6.2 of the Company Agreement.

4.	Acquisition of Spyglass Energy Group, LLC.

You hereby acknowledge and agree that, upon consummation of the transactions contemplated hereby, the Company shall utilize your and the other purchasers’ Initial Capital Contributions to acquire all of the issued and outstanding membership interests of Spyglass Energy Group, LLC, in exchange for the payment of an agreed-upon purchase price and related closing costs (the “Spyglass Transaction”), and for other business purposes as determined by the Board (as that term is defined in the Company Agreement) of the Company and consistent with the Company Agreement.

5.	Closing.

5.1 The closing and effectiveness (the “Closing”) of the sale to you, and the subscription for and purchase by you, of the Interests, and your admission as a Member, shall take place on such date and at such time as the Company shall designate following your full execution of this Agreement and the satisfaction of the conditions set forth in Sections 5.2 and 5.3 (the “Closing Date”).

5.2 Your obligation to consummate the transactions described herein is subject to the satisfaction of the following conditions:

(a) the Company Agreement shall have been duly authorized, executed and delivered by all parties thereto (other than you) and shall be in full force and effect;

(b) the Company’s representations and warranties being accurate and true in all material respects as of the Closing Date (unless as of a specific date therein in which case they shall be accurate and true as of such date);

(c) the performance in all material respects of all obligations, covenants and agreements of Company that are required to be performed at or prior to the Closing Date; and

(d) the satisfaction of all conditions to the closing of the Spyglass Transaction other than the payment of the purchase price thereunder.

5.3 The Company’s obligation to consummate the transactions described herein is subject to the satisfaction of the following conditions:

(a) your representations and warranties being accurate and true in all material respects as of the Closing Date (unless as of a specific date therein in which case they shall be accurate and true as of such date);

(b) your performance in all material respects of all obligations, covenants and agreements that are required to be performed by you at or prior to the Closing Date;

(c) you shall have delivered, or caused to be delivered, your Initial Capital Contribution to the Company, by wire transfer of immediately available funds, to an account designated by the Company in writing to you; and

(d) the satisfaction of all conditions to the closing of the Spyglass Transaction other than the payment of the purchase price thereunder.

6.	Termination.

6.1 Termination. Subject to the provisions of Section 6.2, this Agreement may be terminated at any time prior to the Closing Date by any of the following:

(a) by the mutual written agreement of the Company and both of you;

(b) by the Company, by written notice to you, if there has been a material violation or breach of any of your covenants or agreements made herein, or if any representation or warranty of yours contained herein is materially inaccurate or misleading or, following the use of reasonable efforts by the Company, the Closing is not effected by [__], 2014; or

(c) by you, by written notice to the Company, if there has been a material violation or breach of any of the Company’s covenants or agreements made herein, or if any representation or warranty of the Company contained herein is materially inaccurate or misleading or, following the use of reasonable efforts by the Company, the Closing is not effected by [__], 2014.

6.2 Effect of Termination. If this Agreement shall be terminated as provided in Section 6.1, then this Agreement shall forthwith become void and there shall be no continuing obligation on the part of the parties; provided, that no party shall be relieved of any liability as a result of a breach of any of such party’s representations, warranties, covenants or agreements contained herein.

7.	Representations and Warranties of the Company.

7.1 The Representations and Warranties. The Company represents and warrants that each of the following statements shall be true and correct as of the Closing Date:

(a) Formation and Standing. The Company is duly formed and validly existing as a limited liability company under the laws of the State of Delaware and, subject to applicable law, has all requisite limited liability company power and authority to carry on its business as proposed to be conducted in the Company Agreement.

(b) Authorization of Agreement, etc. The execution and delivery of this Agreement and the Company Agreement have been authorized by all necessary action on behalf of the Company and this Agreement and the Company Agreement, when executed and delivered by the Company, are legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

(c) Compliance with Laws and Other Instruments. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not conflict with or result in any violation of or default under any provision of the Company Agreement, or any agreement or other instrument to which the Company is a party or by which it or any of its properties is bound, or any permit, franchise, judgment, decree, statute, order, rule or regulation applicable to the Company or its business or properties.

(d) Offer of Interests. Neither the Company nor anyone acting on its behalf has taken or will take any action that would subject the issuance and sale of the Interests to the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”).

7.2 Survival of Representations and Warranties. All representations and warranties made by the Company in Section 7.1 shall survive the execution and delivery of this Agreement, any investigation at any time made by you or on your behalf and the issue and sale of Interests.

8.	Representations and Warranties of the Purchaser.

8.1 The Representations and Warranties. As to yourself only, you represent and warrant to the Company and each other Person who is, or in the future becomes, a Member, that each of the following statements shall be true and correct as of the Closing Date:

(a) Representation of Investment Experience and Ability to Bear Risk. You (i) are knowledgeable and experienced with respect to the financial, tax and business aspects of the ownership of the Interests and of the business contemplated by the Company and are capable of evaluating the risks and merits of purchasing the Interests and, in making a decision to proceed with this investment, have not relied upon any representations, warranties or agreements, other than those set forth in this Agreement and the Company Agreement, if any, and (ii) can bear the economic risk of an investment in the Company for an indefinite period of time, and can afford to suffer the complete loss thereof.

(b) Accredited Investor. You are an accredited investor within the meaning of Rule 501(a) of Regulation D promulgated under the Securities Act.

(c) The Interests have not been and will not be registered under the Securities Act, and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons except in accordance with the registration requirements of the Securities Act or pursuant to an exemption from such registration requirements. You hereby agree that any disposition of the Interests, including the transactions contemplated hereunder, and irrespective of whether the Interests are certificated, shall include the following legend:

“THE LIMITED LIABILITY COMPANY INTERESTS OF THE COMPANY (THE “INTERESTS”) HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) OR ANY STATE SECURITIES LAWS OR THE LAWS OF ANY OTHER NATION OR JURISDICTION AND MAY NOT BE SOLD OR OTHERWISE TRANSFERRED UNLESS THE SAME HAVE BEEN INCLUDED IN AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY HAS BEEN RENDERED TO THE COMPANY THAT AN EXEMPTION FROM REGISTRATION UNDER APPLICABLE SECURITIES LAWS IS AVAILABLE.

IN ADDITION, TRANSFER OR OTHER DISPOSITION OF THE INTERESTS IS RESTRICTED AS PROVIDED IN THE LIMITED LIABILITY COMPANY AGREEMENT OF THE COMPANY.”

(d) Transfers and Transferability. You understand and acknowledge that the Interests have not been registered under the Securities Act or any state securities laws and are being offered and sold in reliance upon exemptions provided in the Securities Act and state securities laws for transactions not involving any public offering and, therefore, cannot be resold or transferred unless they are subsequently registered under the Securities Act and such applicable state securities laws or unless an exemption from such registration is available. You also understand that the Company does not have any obligation or intention to register the Interests for sale under the Securities Act, any state securities laws or of supplying the information which may be necessary to enable you to sell Interests; and that you have no right to require the registration of the Interests under the Securities Act, any state securities laws or other applicable securities regulations. You also understand that sales or transfers of Interests are further restricted by the provisions of the Company Agreement.

You represent and warrant further that you have no contract, understanding, agreement or arrangement with any person to sell or transfer or pledge to such person or anyone else any of the Interests for which you hereby subscribe (in whole or in part); and you represent and warrant that you have no present plans to enter into any such contract, undertaking, agreement or arrangement.

You understand that, subject to Section 12.1(a) of the Company Agreement, the Interests cannot be sold or transferred without Board Approval and Requisite Investor Approval, which approval may be withheld in their sole and absolute discretion and which approval will be withheld if any such transfer could cause the Company to become subject to regulation under federal law as an investment company or would subject the Company to adverse tax consequences or adverse consequences under ERISA.

You understand that there is no public market for the Interests; any disposition of the Interests may result in unfavorable tax consequences to you.

You are aware and acknowledge that, because of the substantial restrictions on the transferability of the Interests, it may not be possible for you to liquidate your investment in the Company readily, even in the case of an emergency.

(e) Residence. You maintain your domicile or principal place of business at the address shown in the signature page of this Agreement and you are not merely transient or temporarily resident there.

(f) Awareness of Risks; Taxes. You represent and warrant that you are aware (i) that the Company has no operating history; (ii) that the Interests involve a substantial degree of risk of loss of your entire investment and that there is no assurance of any income from your investment; (iii) that any federal, state, or foreign income tax benefits which may be available to you may be lost through the adoption of new laws or regulations, to changes to existing laws and regulations and to changes in the interpretation of existing laws and regulations; and (iv) any disposition of Interests may result in unfavorable tax consequences to you. You further represent that you are relying solely on your own conclusions or the advice of your own counsel or investment representative with respect to tax aspects of any investment in the Company.

(g) Power, Authority; Valid Agreement. (i) You have all requisite power and authority to execute, deliver and perform your obligations under this Agreement and the Company Agreement and to subscribe for and purchase or otherwise acquire your Interests; (ii) your execution of this Agreement and the Company Agreement has been authorized by all necessary corporate or other action on your behalf; and (iii) this Agreement and the Company Agreement are each valid, binding and enforceable against you in accordance with their respective terms.

(h) No Conflict; No Violation. The execution and delivery of this Agreement and the Company Agreement by you and the performance of your duties and obligations hereunder and thereunder (i) do not and will not result in a breach of any of the terms, conditions or provisions of, or constitute a default under (A) any charter, bylaws, trust agreement, partnership agreement or other governing instrument applicable to you, (B) (1) any indenture, mortgage, deed of trust, credit agreement, note or other evidence of indebtedness, or any lease or other agreement or understanding, or (2) any license, permit, franchise or certificate, in either case to which you or any of your Affiliates is a party or by which you or any of them is bound or to which your or any of their properties are subject; (ii) do not require any authorization or approval under or pursuant to any of the foregoing; and (iii) do not violate any statute, regulation, law, order, writ, injunction or decree to which you or any of your Affiliates is subject.

8.2 Survival of Representations and Warranties. All representations and warranties made by you in Section 8.1 of this Agreement shall survive the execution and delivery of this Agreement, as well as any investigation at any time made by or on behalf of the Company and the issue and sale of Interests.

8.3 Reliance. You acknowledge that your representations, warranties, acknowledgments and agreements in this Agreement will be relied upon by the Company in determining your suitability as a purchaser of Interests.

8.4 Further Assurances. You agree to provide, if requested, any additional information that may be requested or required to determine your eligibility to purchase the Interests.

9.	General Contractual Matters.

9.1 Amendments and Waivers. This Agreement may be amended and the observance of any provision hereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of you and the Company.

9.2 Assignment. You agree that neither this Agreement nor any rights which may accrue to you hereunder may be transferred or assigned.

9.3 Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given to any party when delivered by hand, when mailed, first-class postage prepaid, or when emailed, (a) if to you, to you at the physical or email address set forth below your signature, or to such other address as you shall have furnished to the Company in writing, and (b) if to the Company, to Bandolier Energy LLC, 100 West 5th Street, Suite 900, Tulsa, Oklahoma 74103, Attn: Shane E. Matson, , or to such other address or addresses, as the Company shall have furnished to you in writing, provided that any notice to the Company (a) shall be effective only if and when received by the Company and (b) shall not be delivered by email.

9.4 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS (EXCEPT INSOFAR AS AFFECTED BY THE SECURITIES OR “BLUE SKY” LAWS OF THE STATE OR SIMILAR JURISDICTION IN WHICH THE OFFERING DESCRIBED HEREIN HAS BEEN MADE TO YOU).

9.5 Submission to Jurisdiction. Each party irrevocably consents and agrees that any legal action or proceeding with respect to this Agreement and any action for enforcement of any judgment in respect thereof may be brought in the courts of the State of Delaware or the United States federal courts for the State of Delaware, and, by execution and delivery of this Agreement, each party hereby submits to and accepts for itself and in respect of its property, generally and unconditionally, the exclusive jurisdiction of the aforesaid courts and appellate courts from any appeal thereof. Each party hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement brought in the courts referred to above and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum. Nothing in this section shall be deemed to constitute a submission to jurisdiction, consent or waiver with respect to any matter not specifically referred to herein.

9.6 Waiver of Trial by Jury. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT OF TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY MATTER ARISING HEREUNDER.

9.7 Descriptive Headings. The descriptive headings in this Agreement are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provision of this Agreement.

9.8 Entire Agreement. This Agreement contains the entire agreement of the parties with respect to the subject matter of this Agreement, and there are no representations, covenants or other agreements except as stated or referred to herein.

9.9 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same instrument.

9.10 Circular 230 Notice. To ensure compliance with Treasury Department Circular 230, you are hereby notified that:

(a) any discussion of Federal tax issues in this Agreement is not intended or written to be used, and cannot be used, by a Member for the purpose of avoiding penalties that may be imposed on such Member under the Code;

(b) any such discussion is written to support the promotion or marketing of the transactions or matters addressed in this Agreement; and

(c) each Member should seek advice based on its particular circumstances from and independent advisor.

[signature page follows]

If you are in agreement with the foregoing, please sign the enclosed counterpart of this Agreement and return such counterpart of this Agreement to the Company.

BANDOLIER ENERGY LLC

By:	/s/ Shane Matson
Name:	Shane Matson
Title:	President

The foregoing Subscription Agreement is hereby agreed to by the undersigned on this 30th day of May, 2014.

Petro River Oil Corp.

By:	/s/ Scot Cohen
Name:	Scot Cohen
Title:	Executive Chairman

1980 Post Oak Blvd., Suite 2020
Houston, TX 77056
Attn: Scot Cohen
Email address: scohen@icofund.com

LINE OF EQUITY:	$10,000,000

INITIAL CAPITAL CONTRIBUTION:	$5,000,000

TOTAL SERIES A UNITS:	500

Exhibit A

Exhibit A

Bandolier Energy LLC

Amended and Restated
Limited Liability Company Agreement

May 30, 2014

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ii

Schedules

Schedule A	Members
Schedule B	Definitions
Schedule C	Board of Managers
Schedule D	Key Officers
Schedule E	Model Section 83(b) Election

iii

AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
BANDOLIER ENERGY LLC

This Amended and Restated Limited Liability Company Agreement (this “Agreement”) of Bandolier Energy LLC, a Delaware limited liability company (the “Company”), is entered into as of May 30, 2014 (the “Effective Date”), by the Company, on the one hand, and Petro River Oil Corp., a Delaware corporation (“Petro River”), Pearsonia West Investment Group, LLC (“Pearsonia West LLC”), a Delaware limited liability company, Ranger Station LLC (“Ranger Station LLC”), an Oklahoma limited liability company, and Shane E. Matson (“Matson”), an individual, on the other, as the Persons listed on Schedule A as Members. Capitalized terms used herein and not otherwise defined have the meanings set forth on Schedule B.

Background

WHEREAS, the Company was formed as a limited liability company pursuant to Section 18-201 of the Delaware Limited Liability Company Act (as amended from time to time, the “LLC Act”) on June 27, 2013;

WHEREAS, the Company and Matson, as the then sole member of the Company, entered into that certain Company Agreement, dated as of June 27, 2013 (the “Initial Agreement”);

WHEREAS, Petro River, Pearsonia West LLC, and Ranger Station LLC have entered into Subscription Agreements, each dated as of May 30, 2014, to subscribe for Series A Units of the Company; and

WHEREAS, the parties hereto are entering into this Agreement, which amends, restates and replaces the Initial Agreement in its entirety, to provide for their respective rights and obligations as Members of the Company.

NOW THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which is acknowledged, the parties hereto hereby agree as follows:

ARTICLE I
FORMATION AND TERM

Section 1.1 Formation.

(a) The Company was formed as a limited liability company pursuant to Section 18-201 of the LLC Act on June 27, 2013.

(b) Each Person identified on Schedule A as a Member is admitted as a Member of the Company with the Profit Percentage set forth opposite such Person’s name on Schedule A.

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(c) The name and mailing address of each Member are listed on Schedule A.

(d) Limited liability company interests, as defined by Section 18-101(8) of the Act, shall be represented by, and shall be referred to in this Agreement as, “Units.” Units may be certificated if designated by the Board of Managers of the Company (the “Board”). The number and type of Units held by each Member are listed on Schedule A.

(e) The Chief Executive Officer or President of the Company is hereby designated as an authorized Person, within the meaning of the LLC Act, to execute, deliver and file, or cause the execution, delivery and filing of, all certificates, notices or other instruments (and any amendments and/or restatements thereof) required or permitted by the LLC Act to be filed in the office of the Secretary of State of the State of Delaware and any other certificates, notices or other instruments (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to so qualify.

Section 1.2 Name. The name of the Company is Bandolier Energy LLC.

Section 1.3 Principal Business Office. The principal place of business of the Company shall be located in Tulsa, Oklahoma, at such location as designated by the Board of Managers.

Section 1.4 Term. The term of the Company commenced on the date of its formation and shall continue perpetually unless the Company is dissolved pursuant to Article XIV, which dissolution shall be carried out pursuant to the LLC Act and the provisions of this Agreement. The existence of the Company as a separate legal entity shall continue until the cancellation of the Company’s Certificate of Formation as provided in the LLC Act.

Section 1.5 Registered Agent and Office. The Company’s registered agent and office in Delaware is The Corporation Trust Company, 2711 Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801.

Section 1.6 Qualification in Other Jurisdictions. The Chief Executive Officer or President shall cause the Company to be qualified, formed or registered under assumed or fictitious name statutes or similar laws in any jurisdiction in which the Company transacts business and such qualification, formation or registration is necessary or appropriate for the transaction of such business.

Article II
PURPOSE AND POWERS OF THE COMPANY

Section 2.1 Purpose. The purpose of the Company is to engage in any lawful act or activity for which limited liability companies may be formed under the LLC Act, including the acquisition of, exploration for and exploitation and development of, oil and natural gas and to engage in such other activities incidental or ancillary thereto as the Board deems necessary or advisable, all upon the terms and conditions set forth in this Agreement.

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Section 2.2 Powers. Subject to all of the provisions of this Agreement, the Company shall have the power and is hereby authorized to take any and all actions necessary, convenient, or incidental to the purpose of the Company, including the following:

(a) acquire by purchase, lease, contribution of property or otherwise, own, hold, sell, convey, transfer or dispose of any real or personal property which may be necessary, convenient or incidental to the accomplishment of the purpose of the Company;

(b) operate, purchase, maintain, finance, improve, own, sell, convey, assign, mortgage, lease or demolish or otherwise dispose of any real or personal property which may be necessary, convenient or incidental to the accomplishment of the purposes of the Company;

(c) borrow money and issue evidences of indebtedness in furtherance of any or all of the purposes of the Company, and secure the same by mortgage, pledge or other lien on the assets of the Company;

(d) invest any funds of the Company pending distribution or payment of the same pursuant to the provisions of this Agreement;

(e) prepay in whole or in part, refinance, recast, increase, modify or extend any indebtedness of the Company and, in connection therewith, execute any extensions, renewals or modifications of any mortgage or security agreement securing such indebtedness;

(f) enter into, perform and carry out contracts of any kind, including, without limitation, contracts with any Person affiliated with a Member, necessary to, in connection with, convenient to, or incidental to the accomplishment of the purposes of the Company;

(g) employ or otherwise engage employees, managers, contractors, advisors, attorneys and consultants and pay reasonable compensation for such services;

(h) enter into partnerships, limited liability companies, trusts, associations, corporations or other ventures with other Persons in furtherance of the purposes of the Company; and

(i) do such other things and engage in such other activities as may be necessary, convenient or incidental to the conduct of the business of the Company, and have and exercise all of the powers and rights conferred upon limited liability companies formed pursuant to the LLC Act.

Article III
UNITS

Section 3.1 Series of Units. The ownership of the Company shall be divided into Series A Units and Series B Units, each having the preferences, limitations, and rights as set forth herein. Any Units issued and outstanding prior to the Effective Date are hereby cancelled for all purposes.

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Section 3.2 Series A Units. Each Series A Member’s ownership interest in the Company shall be represented by the Series A Units held by such Series A Member. The name, present mailing address, initial Capital Account balance, Line of Equity, total number of Series A Units held and the Series A Percentage Interest of each Series A Member shall be set forth on Schedule A attached hereto, as amended from time to time.

(a) Except as otherwise required by law, the Series A Units shall have voting rights equal to one vote per Series A Unit.

(b) On and as of the Effective Date, a total of (i) 500 Series A Units have been issued by the Company to Petro River, (ii) 440 Series A Units have been issued to Pearsonia West LLC and (iii) 60 Series A Units have been issued by the Company to Ranger Station LLC, all of which Series A Units are fully vested as of the Effective Date.

Section 3.3 Series B Units. Each Series B Member’s ownership interest in the Company shall be represented by the Series B Units held by such Series B Member. The name, present mailing address, initial Capital Account balance, number of Series B Units held and the Series B Percentage of each Series B Member shall be set forth on Schedule A attached hereto, as amended from time to time.

(a) Except as otherwise required by law, the Series B Units shall have no voting rights. The Series B Units issued hereunder are intended to be “profits interests” for United States federal income tax purposes under Revenue Procedures 93-27 and 2001-43 and will be issued to the Series B Members in exchange for services to be provided by the Series B Members to the Company. Initially, the capital account associated with each Series B Unit at the time of issuance shall be equal to zero dollars ($0.00).

(b) The Series B Units issued to the Series B Members shall vest in 20% increments on the date of issuance and each of the first four anniversaries of the date of issuance of such Series B Units. The vesting schedule of each issuance of Series B Units with respect to each Series B Member shall be set forth on Schedule A attached hereto, as amended from time to time. In each case, unvested Series B Units shall be subject to the forfeiture and repurchase provisions set forth in Section 3.3(c). As of the Effective Date, a total of 100 Series B Units have been issued by the Company to Matson, all of which shall vest as set forth above.

(c) Forfeiture.

(i) In the event that any Series B Member is removed for Cause as a Manager, officer, or employee of the Company, all Series B Units, whether vested or unvested, issued to such Series B Member (including any Series B Units that have been transferred to a Permitted Transferee by such Series B Member) shall automatically be forfeited and thereby become null and void.

(ii) In the event that any Series B Member is removed other than for Cause as a Manager officer, or employee of the Company prior to the vesting of 100% of the Series B Units issued to such Series B Member, or if a Series B Member voluntarily resigns as an officer or Manager of the Company prior to the vesting of 100% of the Series B Units issued to such Series B Member, all Series B Units issued to such Series B Member that have not vested as of the date of such removal (including any unvested Series B Units that have been transferred to a Permitted Transferee by such Series B Member) shall automatically be forfeited and thereby become null and void.

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(iii) Upon a forfeiture event as described in Sections 3.3(c)(i) and 3.3(c)(ii), (1) the forfeiting Series B Member (or, if applicable, his, her, or its Permitted Transferee) shall be deemed to have, by his/her/its signature to this Agreement, immediately forfeited, transferred, and assigned such forfeited Series B Units to the Company for no consideration; and (2) such person or entity shall have no further rights in respect of the Company or Units represented by such forfeited Series B Units and shall not be entitled to any compensation or consideration in connection with the forfeiture of such Series B Units.

(iv) If a Series B Member is removed (unless such Series B Member is removed for Cause) or is required to resign pursuant to or by reason of a Final Exit Event, all unvested Series B Units issued to such Series B Member (including any unvested Series B Units that have been transferred to a Permitted Transferee by such Series B Member) shall not be forfeited but shall instead immediately vest in accordance with Section 3.3(d).

(d) Notwithstanding anything to the contrary in Section 3.3(b), upon the occurrence of an Final Exit Event, all unvested Series B Units shall vest as of the close of business of the day immediately preceding the closing date of such Final Exit Event (or, if determined by the Board to be necessary for the Series B Member to fully participate in the Final Exit Event, such earlier date as may be therefore necessary in order to fully participate in such Final Exit Event).

(e) If any Series B Units are forfeited pursuant to Section 3.3(c), then the Series B Percentage Interests of each of the Series B Members, including, for the avoidance of doubt, the forfeiting Series B Member, shall automatically be adjusted to reflect the forfeiture as of the close of business of the day immediately preceding the effective date of such forfeiture.

(f) Allocations of Profits and Losses (and items thereof) to be made to Series B Members pursuant to Article VII shall be made with respect to Series B Units, whether vested or unvested.

(i) Notwithstanding anything to the contrary in Article VIII, no distributions shall be made with respect to vested or unvested Series B Units (other than mandatory tax distributions pursuant to Section 8.2) prior to the time when the total distributions to the Series A Members equal the sum of (A) the aggregate Series A Preference Amounts, and (B) the aggregate remaining unfunded Lines of Equity, if any (collectively, the “Overall Preference”). To the extent amounts otherwise distributable to Series B Members (“Retained Amounts”) are retained by the Company as a result of the preceding sentence, the Series A Members will be entitled to a “true-up” distribution out of the Retained Amounts in connection with a Final Exit Event so that the Series A Members receive the Overall Preference prior to the Series B Members receiving any distributions (other than tax distributions) to the extent the Series A Members do not receive in the aggregate the amount they would have received had no interim distributions been made and all amounts distributed at the time of the Final Exit Event plus all interim distributions had instead been distributed at the time of the Final Exit Event. All remaining Retained Amounts shall be distributed to the holders of the Series B Units pro rata according to their respective Series B Percentage Interests.

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(ii) Notwithstanding anything to the contrary in Article VIII, any distributions pursuant to Article VIII with respect to unvested Series B Units (other than mandatory tax distributions pursuant to Section 8.2) shall be held by the Company until such Units vest, at which time any such retained distributions shall promptly be distributed (without interest) to the holder of such then-vested Series B Units. Any retained distributions pursuant to the foregoing sentence that are forfeited shall thereafter be available to be distributed to the other Members, on a pro rata basis based on their relative Profit Percentages at the time of such forfeiture.

(g) The parties acknowledge that if any Series B Units are forfeited, allocations of Profits and Losses (or items thereof) like those described in Proposed Treasury Regulation Section 1.704-1(b)(4)(xii)(c) (“Forfeiture Allocations”) may be required to reverse the effect of distributions and of allocations of Profits and Losses made with respect to such unvested Series B Units prior to forfeiture. For the avoidance of doubt, the Board is authorized to cause the Company to make Forfeiture Allocations and, once required by applicable final or temporary Treasury Regulations or other published guidance upon which taxpayers can rely, allocations of Profits and Losses (or items thereof) will be made, to the extent required, in accordance with Proposed Treasury Regulation Section 1.704-1(b)(4)(xii)(c) or any successor final or temporary Treasury Regulation or other published guidance.

(h) Each person receiving a grant of Series B Units hereby agrees to timely elect pursuant to Code Section 83(b) and in a form substantially similar to that provided in Schedule E to include in income the value (if any) of the Series B Units over the amount paid (if any) by such person for such Series B Units in the year of the grant. Each holder of a Series B Unit acknowledges that it is the sole responsibility of such holder, and not the Company, to file a timely election under Code Section 83(b) even if such holder requests the Company or its representatives to make such filing on behalf of such holder. Each person receiving a grant of Series B Units shall also execute a written agreement to join and be bound by the terms of this Agreement.

Article IV
MEMBERS

Section 4.1 Members. Each Member’s name, mailing address, number of Units owned and Percentage Interest as in effect from time to time shall be listed on Schedule A. The Chief Executive Officer, President, or other designated Officer shall be required to update Schedule A from time to time as necessary to accurately reflect changes in address, Units owned and/or Percentage Interests. Any amendment to Schedule A made to reflect an action taken in accordance with this Agreement shall not be deemed an amendment to this Agreement. Any reference in this Agreement to Schedule A shall be deemed a reference to Schedule A as amended and in effect from time to time.

Section 4.2 Powers of Members. The Members shall have the power to exercise only those rights and powers granted to the Members pursuant to the express terms of this Agreement. Members shall not have the authority to bind the Company by virtue of their status as Members.

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Section 4.3 Member Interests. Units and the limited liability company interests represented thereby shall for all purposes be personal property. Except as set forth herein, no Member shall have any interest in specific Company assets or property.

Section 4.4 Partition. Each Member waives any and all rights that it may have to maintain an action for partition of the Company or its property.

Section 4.5 Resignation. A Member shall cease to be a Member at the time such Member ceases to own any Units.

Section 4.6 Member Meetings.

(a) Meetings of Series A Members, for such business as may be stated in the notice of the meeting, may be held at such date, time and place as may be determined by the Board. The Chairman of the Board (the “Chairman”) shall preside over all meetings of the Series A Members; provided, that if the Chairman is not available, the members of the Board present may designate one of the Series A Members present to preside over the meeting. Series A Members holding at least five percent (5%) of the then outstanding Series A Units may request a meeting of the Series A Members by delivering a written request therefor to the Chairman, the Chief Executive Officer, or the President setting forth the purpose for which such meeting is requested to be called. The Person receiving such request shall schedule a meeting of the Series A Members within thirty (30) days after the receipt of such request by notice delivered in accordance with Section 4.9.

(b) There will be no regular or special meetings of the Series B Members.

Section 4.7 Voting.

(a) Each Member entitled to vote in accordance with the terms of this Agreement may vote in person or by proxy. The Members shall be entitled to vote only on the matters specifically set forth in this Agreement, on such other matters, if any, as may be determined by the Board, and as provided by the LLC Act or other applicable law. Unless otherwise provided for by this Agreement, all matters to be decided by the Members shall be decided by a Majority Member Vote.

(b) The Series B Units shall not confer any voting, consent, or approval rights to the Series B Members, except as set forth in Section 17.10 or as required by law. For the avoidance of doubt, the Series B Units shall be non-voting Units.

Section 4.8 Quorum. Except as otherwise provided by law, the presence, in person or by proxy, of Series A Members representing a majority of the then outstanding Series A Units shall constitute a quorum at all meetings of the Series A Members. In case a quorum shall not be present at any meeting, Series A Members holding a majority of the Series A Units represented thereat, in person or by proxy, shall have the power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until the requisite amount of Series A Members shall be present. At any such adjourned meeting at which a quorum shall be represented, any business may be transacted that might have been transacted at the meeting as originally noticed.

Section 4.9 Notice of Meetings. Written notice, stating the place, date, time and purpose of the meeting, shall be given to each Series A Member, at such Series A Member’s address as it appears on the records of the Company, not less than ten (10) calendar days prior to the date of the meeting (except that notice to any Series A Member may be waived in writing by such Series A Member).

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Section 4.10 Action Without a Meeting. Any action required or permitted to be taken at any meeting of Series A Members may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by Series A Members holding not less than the aggregate number of outstanding Series A Units necessary to authorize or take such action at a meeting at which all Series A Members entitled to vote thereon were present and voted.

Section 4.11 Telephonic Meetings. The Series A Members may hold meetings by means of conference telephone or similar communications equipment by means of which all Series A Members participating in the meeting can hear and speak to one another.

Section 4.12 Minutes. All decisions and resolutions of the Series A Members shall be reported in the minutes of its meetings, which shall state the date, time and place of the meeting (or the date of the written consent in lieu of a meeting), the Series A Members present at the meeting, the resolutions put to a vote (or the subject of a written consent), and the results of such voting (or written consent). The minutes of all meetings of the Series A Members shall be kept at the principal office of the Company.

Article V
MANAGEMENT

Section 5.1 Board of Managers.

(a) Powers. The business and affairs of the Company shall be managed by or under the direction of a Board comprised of up to seven Managers to be elected, designated or appointed by the Members. Except as otherwise set forth in this Agreement, the Board shall have the power to do any and all acts necessary, convenient or incidental to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise.

(b) Number; Appointment. The initial Managers shall consist of the following:

(i) Petro River shall have the right to appoint (A) one Institutional Investor Manager with four votes; (B) two Institutional Investor Managers each with two votes; or (C) four Institutional Investor Managers each with one vote. The initial Institutional Investor Managers shall be Scot Cohen and Jonathan Rudney, each with two votes;

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(ii) The Board shall have the right to appoint two Management Managers, each having one vote; provided, however, that so long as Ranger Station LLC remains a Series A Member, one such Management Manager shall be a person designated by Ranger Station LLC and the second Management Manager shall be a person reasonably acceptable to Ranger Station LLC. The initial Management Managers shall be Matson, as the Manager designated by Ranger Station LLC, and Charles W. Wickstrom; and

(iii) Petro River shall have the right to appoint one Independent Manager, who shall have relevant industry experience and qualify as an “independent director” under the listing rules of the Nasdaq Stock Market or the New York Stock Exchange. The initial Independent Manager shall be Ganesh H. Betanabhatla.

(iv) Each Manager elected, designated or appointed shall hold office until his or her successor is elected or until such Manager’s earlier death, resignation or removal. Managers need not be Members.

(c) Removal and Resignation of Managers. Any Institutional Investor Manager may be removed only by Petro River. Any Management Manager may be removed only by Board Approval and Requisite Investor Approval. Any Manager may resign from the Board by submitting his or her resignation in writing to the Chairman, the Chief Executive Officer, or the President. Such resignation shall become effective upon its submission or at any later time specified in such resignation.

(d) Vacancies. If a vacancy is created in the Board by the death, disability, retirement, resignation or removal of any Manager, the vacancy may be filled only by the person or persons entitled to appoint such Manager.

(e) Chairman. The Chairman shall be a Manager designated by the Board. The Chairman shall preside at all meetings of the Board. In the event of the absence or disability of the Chairman, any other Manager of the Company designated by the Board shall preside at all meetings of the Board and shall exercise all other powers and authority of the Chairman. The Chairman shall have no general executive powers, and he or she shall only have and exercise such further powers and duties as may be conferred upon, or assigned to, him or her by the Board.

(f) Meetings of the Board. The Board may hold meetings, both regular and special, within or outside the State of Delaware. Except as provided in this paragraph, regularly scheduled meetings of the Board may be held without additional notice at such time and at such place as shall from time to time be determined by the Board. Special meetings of the Board may be called by the Chairman, the Chief Executive Officer, the President, or any Manager at any time. A special meeting shall be held at such time and place as may be designated by the person or persons calling the meeting. The person or persons calling such special meeting shall cause such notice of the meeting and of its purpose to be given to each Manager, and such notice shall be given in writing by facsimile, mail, electronic mail or personal delivery.

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(g) Quorum; Acts of the Board. At all meetings of the Board, the presence of Managers, including at least one Institutional Investor Manager, holding a majority of the voting power of all Managers then in office shall constitute a quorum for the transaction of business. For all Board voting purposes, each Management Manager and the Independent Manager will have one vote, while the Institutional Investor Manager(s) shall have a total of four votes regardless of how many Institutional Investor Managers are designated by Petro River. Except as otherwise provided in this Agreement, actions of the Board shall require the affirmative vote of Managers, including at least one Institutional Investor Manager, having a majority of the votes present at a meeting at which there is a quorum. If a quorum shall not be present at any meeting of the Board, the Managers present at such meeting may adjourn the meeting from time to time, without notice other than an announcement at the meeting, until a quorum shall be present. Any action required or permitted to be taken at any meeting of the Board or of any committee thereof may be taken without a meeting and without prior notice if all members of the Board or committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board or committee.

(h) Committees. The Board may establish a compensation committee, an audit committee and such other committees as it may determine from time to time. Petro River shall be entitled to have at least one Institutional Investor Manager serve on each committee.

(i) Budget and AFEs.

(i) Not less than annually, the Board will approve a budget for the Company, which will include operating, capital and general and administrative (“G&A”) budgets and such other components as are determined by the Board.

(ii) The Board shall approve each AFE, for operations to be conducted pursuant to the annual budget.

(j) Actions Requiring Board Approval and Requisite Investor Approval. Notwithstanding anything in this Agreement to the contrary, the Company shall not take any of the actions set forth below without both Board Approval and Requisite Investor Approval:

(i) subject to the restrictions set forth under Section 17.10, amending this Agreement;

(ii) effecting an initial public offering of securities of the Company or its subsidiaries or registering any securities with the SEC;

(iii) making any distributions (other than mandatory tax distributions pursuant to Section 8.2);

(iv) repurchasing, authorizing or issuing any equity interests (including equity-linked securities) in the Company, other than Series A Units and Series B Units pursuant to this Agreement;

(v) making or modifying any Capital Call or Additional Capital Call;

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(vi) incurring or guarantying any indebtedness or other capital (excluding trade debt incurred in the ordinary course of business);

(vii) acquiring or selling assets outside of the normal course of business;

(viii) entering into or amending any Material Contract, if such action is not already reflected in either an approved budget or an AFE;

(ix) performing hedging activities;

(x) loaning money;

(xi) commencing or settling any material litigation;

(xii) removing any of the officers of the Company;

(xiii) entering into or amending employment agreements or adopting or amending any employee benefit, compensation or welfare plans;

(xiv) entering into transactions with Affiliates;

(xv) approving any individual expenditure or series of related expenditures that exceed by more than $50,000.00 (or such greater amount approved by the Board with Requisite Investor Approval) the amount approved in the applicable annual budget, as may be amended by the Board from time to time;

(xvi) adopting or materially modifying any Company budget;

(xvii) approving or entering into any Final Exit Event, except pursuant to a Drag-Along Transaction or a Qualified IPO;

(xviii) changing the Company’s principal line of business or engaging in activities not consistent with such principal line of business;

(xix) forming any subsidiary of the Company or entering into any partnership or joint venture (excluding entering into standard form joint operating agreements in the ordinary course of business);

(xx) effecting any voluntary change in tax classification;

(xxi) changing the Company’s independent public accountants; and

(xxii) changing the Company’s third party reserve engineers.

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(k) Acquisitions and Dispositions of Real Property. Notwithstanding anything in this Agreement to the contrary, the Company shall not acquire or sell any oil and gas properties of a material nature without (i) Requisite Investor Approval and (ii) the approval of the Independent Manager, such approval by the Independent Manager not to be unreasonably withheld.

(l) Telephonic Meetings. Members of the Board may participate in meetings of the Board by means of telephone conference or similar communications equipment that allows all persons participating in the meeting to hear and speak to each other, and such participation in a meeting shall constitute presence in person at the meeting. If all the participants are participating by telephone conference or similar communications equipment, the meeting shall be deemed to be held at the principal place of business of the Company.

(m) Compensation of Managers; Expenses. Each Manager shall be entitled to such reasonable compensation as the Board shall determine for his or her service on the Board, for his or her attendance at meetings of the Board and any of its committees, for his or her expenses incident thereto, and for his or her service to the Company. No such payment shall preclude any Manager from serving the Company or any Affiliate thereof in any other capacity and receiving compensation therefor.

(n) Managers as Agents. To the extent of their powers set forth in this Agreement, the Managers are agents of the Company for the purpose of the Company’s business, and the actions of the Managers taken in accordance with such powers set forth in this Agreement shall bind the Company.

Section 5.2 Duties of Managers. Except as provided in this Agreement, and subject to Section 15.2(b), in exercising their rights and performing their duties under this Agreement, the Managers shall have fiduciary duties limited to good faith and fair dealing.

Section 5.3 Officers; Designation. The officers of the Company shall be chosen by the Board. Any number of offices may be held by the same person. The initial officers of the Company are listed on Schedule D. Each officer shall hold office until his or her successor is elected and qualified or until such officer’s earlier death, resignation or removal. Any officer may resign at any time by submitting his or her resignation in writing to the Chief Executive Officer, the Chairman or the President. The Board may fix the compensation of those officers appointed pursuant to subsections (a) through (d) of this Section 5.3 as the Board may reasonably deem appropriate, and it may award additional compensation to any officer, agent or employee of the Company for any year or years based upon the performance of that person during any such period, the success of the operations of the Company during any such period or any other reason deemed appropriate. Unless the Board shall otherwise direct, the Chief Executive Officer or his delegate shall fix the compensation of all other officers, agents or employees of the Company. Any officer, agent or employee elected or appointed by the Board may be removed at any time, with or without cause, by the affirmative vote of a majority of the Board without prejudice to the rights, if any, under separate agreements between the Company and such person; provided that the initial officers set forth on Schedule D may be removed only with Board Approval (excluding each Management Manager due to conflicts of interest) and Requisite Investor Approval. All other officers, agents and employees shall hold office at the pleasure of the appropriate appointing authority and may be removed at any time, with or without cause, by the authority that appointed such officer, agent or employee or by the Board. Any vacancy occurring in any office of the Company shall be filled by the appropriate appointing authority for such office provided in this Section 5.3.

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(a) Chief Executive Officer. The Board may appoint a Chief Executive Officer. He or she shall be the chief executive officer of the Company and shall have general executive powers concerning all the operations and business of the Company. The Chief Executive Officer shall have and exercise such further powers and duties as may be conferred upon, or assigned to, him or her by the Board, and he or she may delegate to any other officer such executive and other powers and duties as he or she deems advisable. In the event of the absence or disability of the Chief Executive Officer, the President or any other officer of the Company designated by the Board shall exercise all other powers and authority of the Chief Executive Officer.

(b) President. The Board may appoint a President. The President shall have general executive powers, and he or she shall have and exercise such further powers and duties as may be conferred upon, or assigned to, him or her by the Board or the Chief Executive Officer, if any.

(c) Senior Officers. The Board may appoint one or more senior officers of the Company, any of whom may be designated as executive, senior, group or administrative vice presidents or given any other descriptive titles. Each senior officer shall have and exercise such powers and duties as may be conferred upon, or assigned to, him or her by the Board or the Chief Executive Officer, if any.

(d) Secretary; Assistant Secretaries. The Board shall appoint a Secretary. The Secretary shall act as secretary of all meetings of the Board, and he or she shall keep minutes of all such meetings. He or she shall give such notice of the meetings as is required by this Agreement. He or she shall be the custodian of the minute book and all other general company records. He or she shall be the custodian of the Company seal, if any, and shall have the power to affix and attest the same, and he or she may delegate such power to one or more officers, employees or agents of the Company. He or she shall have and exercise such further powers and duties as may be conferred upon, or assigned to, him or her by the Board or the Chief Executive Officer. The Board or the Chief Executive Officer may appoint one or more Assistant Secretaries who shall assist the Secretary in the performance of his or her duties. At the direction of the Secretary or in the event of his or her absence or disability, an Assistant Secretary shall perform the duties of the Secretary. Each Assistant Secretary shall have and exercise such further powers and duties as may be conferred upon, or assigned to, him or her by the Board, the Chief Executive Officer or the Secretary.

(e) Other Officers. The Board, the Chief Executive Officer or the delegate of either of them may appoint or hire such additional officers of the Company, who may be designated as vice presidents, assistant vice presidents, officers, assistant officers, or given any other descriptive titles, and may hire such additional employees as it, he or she may deem necessary or desirable to transact the business of the Company, and the Board, the Chief Executive Officer or such delegate may establish the conditions of employment of any of the persons mentioned above and may fix their compensation and dismiss them. Such persons shall, respectively, have and exercise such powers and duties as pertain to their several offices or as may be conferred upon, or assigned to, them by the appropriate appointing authority.

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(f) Officers as Agents. The officers, to the extent of their powers set forth in this Agreement or otherwise vested in them by action of the Board not inconsistent with this Agreement, are agents of the Company for the purpose of the Company’s business and the actions of the officers taken in accordance with such powers shall bind the Company.

(g) Duties of Officers. Each officer shall have fiduciary duties of loyalty and care analogous to that of officers of business corporations organized under the General Corporation Law of the State of Delaware.

Section 5.4 Conversion to Corporation. Notwithstanding anything to the contrary in this Agreement, upon the occurrence of a Conversion Event, the Board shall have the right to direct the Company to become a state law corporation. The Members agree that if the Board directs the Company to become a state law corporation they will take all actions necessary to incorporate the Company under such state law and by such transactions as the Board may determine. The Board agrees to use commercially reasonable efforts to accomplish such conversion in a manner which results in a tax-free event to the Members, or if a tax-free characterization cannot be so accomplished, to accomplish such conversion in a manner which minimizes adverse tax consequences to the Members. In addition, the conversion will be accomplished so as to result in the issuance to the Members of capital stock of the resulting corporation of respective classes and amounts that will replicate the respective economic rights and priorities of the Members, and have terms and conditions not less favorable to the Members as the exchanged Interests.

Section 5.5 IPO Conversion. Notwithstanding anything to the contrary in this Agreement, the Series A Members acting with Board Approval and Requisite Investor Approval will have the right to cause the conversion or other reorganization of the Company into a successor entity or the creation, conversion or reorganization of any subsidiary of the Company (in each case, the “IPO Issuer”) and to take other internal restructuring steps as may be necessary to effect an initial public offering that results in common equity securities of the IPO Issuer being listed on the New York Stock Exchange, the Nasdaq Stock Market or another stock market or exchange approved by Board Approval and Requisite Investor Approval (a “Qualified IPO”). If the Company becomes the IPO Issuer in such a restructuring, the Series A Units and Series B Units will be converted into common equity of the IPO Issuer (“IPO Securities”) based on the pre-money initial public offering value of the Company. The allocation of the IPO Securities between the classes of Series A Units and Series B Units will be made as if such IPO Securities were distributed consistent with the provisions of Section 8.1. The value of such IPO Securities will be determined based on the net price received by the Company in the initial public offering.

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Article VI
COMPANY CAPITAL

Section 6.1 Capital Commitments and Initial Capital Contributions.

(a) Prior to the date of this Agreement, or in connection with the execution and delivery hereof, the Members have committed to make certain Capital Contributions to the Company (each, such Member’s “Line of Equity”) in the amounts indicated on Schedule A.

(b) Prior to the date of this Agreement, or in connection with the execution and delivery hereof, the Members have made or will make certain Capital Contributions to the Company (each, such Member’s “Initial Capital Contribution”) in the amounts indicated on Schedule A.

(c) In no event shall any Member’s Line of Equity be increased without the prior written consent of such Member.

Section 6.2 Capital Calls.

(a) Each Series A Member is obligated to fund capital, pro rata to its respective Line of Equity, pursuant to duly issued Capital Calls until the earlier of: (i) two years from the date hereof (unless the Board, with Requisite Investor Approval and the approval of the Chief Executive Officer (or the President if no Chief Executive Officer has been appointed), sets a later date); (ii) a Qualified IPO; (iii) a Final Exit Event; and (iv) consummation of a Drag-Along Transaction (the “LOE Period”). Subject to Sections 5.1(j), 6.2(b) and 6.2(c), capital will be callable (“Capital Calls”) from the Series A Members from time to time during the LOE Period. Each Member shall fund its pro rata share of the Capital Call within 20 business days from the issuance of a Capital Call.

(b) Capital Calls will be recommended by the Chief Executive Officer or, if there is no Chief Executive Officer, the President on an as-needed basis, but such officer shall use good faith efforts to limit Capital Call recommendations to once per quarter. Capital Call recommendations shall be subject to Board Approval and Requisite Investor Approval.

(c) Notwithstanding Section 5.1(j), in addition, at any time during the LOE Period the holders of a majority of the Series A Units then outstanding, acting with Requisite Investor Approval, may cause the Company to make a Capital Call without Board Approval.

Section 6.3 Failures to Fund Capital Calls.

(a) The failure to fund a duly issued Capital Call, which remains uncured after fifteen (15) days’ written notice, shall be considered a default, and any Investor who so fails to fund a Capital Call shall become a “Defaulting Investor.”

(b) If a Defaulting Investor fails to fund a Capital Call which would have resulted in such Defaulting Investor’s aggregate Capital Contributions to be less than or equal to such Defaulting Investor’s Line of Equity, then such Defaulting Investor shall be considered in default of its obligations under this Agreement and the Company shall, in addition to any and all remedies available at law or equity, be entitled to reallocate the Defaulting Investor’s Series A Units to the non-defaulting Series A Members in a percentage proportional to the Capital Call not funded by the Defaulting Investor to the total Capital Contributions made to that date by all Series A Members for their Series A Units.

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Section 6.4 Additional Capital Calls. Subject to Section 5.1(j), the Board may make non-mandatory capital calls (the “Additional Capital Calls”) on the Series A Members anytime during or after the LOE Period in amounts which would result in their aggregate Capital Contributions being greater than their Line of Equity, with such request being made pro rata based upon their respective ownership of Series A Units. In such event, if a Series A Member chooses not to fund such an Additional Capital Call (the “Non-Participating Investor”) then, subject to Board Approval, the participating Series A Members shall be issued additional Series A Units pro rata to their respective Series A Percentage Interests and such Non-Participating Investor shall be subject to a dilution of its Series A Percentage Interest. Such additional issuance and dilution shall be based on a fair market value determination of the Series A Units, determined by the Board with the consent of the Independent Manager. A Non-Participating Investor shall have no obligation to make any requested Additional Capital Calls and, other than dilution as described herein, a Non-Participating Investor will suffer no penalty for electing not to participate in an Additional Capital Call.

Section 6.5 Status of Capital Contributions. No Member shall receive any interest, salary or drawing with respect to such Member’s Capital Contributions or Capital Account or otherwise in such Person’s capacity as a Member and no Member shall be entitled to the return of any part of its Capital Contributions, except as otherwise specifically provided in this Agreement with respect to allocations and distributions.

Section 6.6 Use of Proceeds. Capital Contributions made and to be made by the Series A Members have been or will be used primarily for (a) G&A (i.e. salaries, benefits, office, telecommunications, organization and set up costs and expenses, travel, accounting, legal); (b) G&G (i.e. seismic acquisition and processing as well as geological analysis and consulting); (c) acquisitions of oil and gas real property interests; (d) oil and gas exploration and other pre-development activity; and (e) oil and gas development.

Section 6.7 Additional Equity Interests; Preemptive Rights.

(a) Subject to Section 5.1(j), the Company may from time to time issue additional Units having such terms and in exchange for such consideration as the Board determines to be appropriate and in the best interests of the Company. The rights, privileges and obligations of such Units may be set forth in an amendment to this Agreement, as necessary, which amendment shall be effective when Board Approval and Requisite Investor Approval are obtained, notwithstanding Section 17.10.

(b) Except for Permitted Issuances, if the Company proposes to issue any Units or other equity interest of the Company, each Series A Member who is an “accredited investor” (as defined in Regulation D of the Securities Act) and not a Defaulting Investor shall have the right to purchase, upon the same terms, such Member’s pro rata share of such additional Units or other equity interest (but not less than that number) based on such Member’s Fully-Funded Percentage Interest. The Company shall give notice (the “Preemptive Rights Offering Notice”) to the Series A Members setting forth the identity of the Person to whom it proposes to issue and the time, which shall not be fewer than twenty (20) days, after which, and the terms and conditions upon which, the Person to whom the proposed issuance is to be made may purchase the remaining Units or other equity interests. Within ten (10) days after the giving of the Preemptive Rights Offering Notice, if any Series A Member wishes to purchase Units or other equity interest, it shall give irrevocable notice of its decision to exercise the option under this Section 6.7(b). If all the Units referred to in the Preemptive Rights Offering Notice are not elected to be purchased or acquired, the Company shall, during the ten (10) day period following the expiration of the period provided in the immediately preceding sentence, offer and sell the remaining unsubscribed portion of such Units to any Series A Member who elected to purchase its entire pro rata share of the Units being offered upon the same terms and at the same price specified in the Preemptive Rights Offering Notice. The closing(s) of any sale under this Section 6.7(b) shall be within sixty (60) days after the expiration of the second ten (10) day period, and the consideration paid for and the other terms upon which the Units or equity interests are sold shall not be more favorable to the prospective transferee(s) than those specified in the Preemptive Rights Offering Notice. If the Company does not enter into an agreement for the sale of the Units or other equity interests within such period, or if such agreement is not consummated within sixty (60) days of the execution thereof, the right provided hereunder shall be deemed to be revived and such Units or other equity interests shall not be offered unless first reoffered to the Series A Members in accordance with this Section 6.7(b).

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Article VII
CAPITAL ACCOUNTS; ALLOCATIONS

Section 7.1 Capital Accounts. An individual capital account shall be established and maintained for each Member (each, a “Capital Account”).

(a) The Capital Account of each Member shall be maintained in accordance with the following provisions:

(i) To such Member’s Capital Account there shall be credited the amount of Capital Contributions made by such Member to the Company, the amount of liabilities of the Company assumed by such Member or to which property distributed to such Member pursuant to any provision of this Agreement was subject, and Profits allocated to such Member under Section 7.2.

(ii) From such Member’s Capital Account there shall be debited the amount of cash and the Gross Asset Value of any Company assets transferred to such Member in a distribution pursuant to any provision of this Agreement, the amount of liabilities of the Member assumed by the Company or to which property contributed by the Member to the Company was subject, and Losses allocated to such Member under Section 7.2.

(b) The Capital Accounts of all Members shall be determined and maintained in accordance with the principles of Treasury Regulations Section 1.704-1(b)(2)(iv) at all times throughout the full term of the Company and shall be interpreted in a manner consistent with such Treasury Regulations. Accordingly, the Board is authorized to make any other adjustments to the Capital Accounts so that the Capital Accounts and allocations thereto comply with said Section of the Treasury Regulations; provided that such adjustments do not have a material adverse effect on any Member.

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Section 7.2 Profits and Losses. Except as provided in Section 7.3 below, the Profits and Losses of the Company for any Fiscal Year (or other period for which Profits and Losses must be computed) shall be allocated to the Members in such manner that the allocations to the Members hereunder are consistent with the economic arrangement regarding distributions set forth in Section 8.1 hereof. Except as otherwise provided in this Agreement, Profits and Losses for any taxable year, or portion thereof, shall be allocated among the Members in a manner such that the Capital Account of each Member, immediately after making such allocation, and after taking into account actual distributions made during such taxable year, or portion thereof, is, as nearly as possible, equal (proportionately) to (i) the distributions that would be made to the Members pursuant to Section 14.2(c)(iii) after taking into account the agreement related to Retained Amounts and the Overall Preference set forth in Section 3.3(f)(i) if the Company were dissolved, its affairs wound up and its assets sold for cash equal to their Gross Asset Value, all Company liabilities were satisfied and the net assets of the Company were distributed to the Members in accordance with Section 14.2(c)(iii) after taking into account the agreement related to Retained Amounts and the Overall Preference set forth in Section 3.3(f)(i) immediately after making such allocation, minus (ii) such Member’s share of “partnership minimum gain” (as defined in Treasury Regulations Sections 1.704-2(b)(2) and 1.704-2(d)) and “partner nonrecourse debt minimum gain” (as defined in Treasury Regulation Section 1.704-2(i)(2)), computed immediately prior to the hypothetical sale of assets.

Section 7.3 Special Allocation Provisions.

(a) Regulatory Allocations.

(i) Notwithstanding any other provision hereof, no loss or deduction shall be allocated to a Member’s Capital Account if and to the extent allocation thereof would create or increase a deficit balance in such account (reduced for adjustments, allocations, and distributions described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5), and (6)), and any such loss or deduction shall be allocated instead to the other Members’ Capital Accounts to the extent of and in proportion to the respective positive balances in such accounts. If any Member unexpectedly receives any adjustment, allocation, or distribution referred to above that creates or increases a deficit balance in such Member’s Capital Account or such account otherwise has a deficit balance, items of income and gain will be allocated to such Member in an amount and manner sufficient to eliminate such deficit balance as quickly as possible. This paragraph is intended to constitute a “qualified income offset” as defined in Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistent with that section.

(ii) The Treasury Regulations promulgated under Code Section 704(b) relating to the minimum gain chargeback, minimum gain chargeback with respect to partner nonrecourse debt, allocation of nonrecourse deductions and the allocation of items of deduction, loss or expenditure relating to partner nonrecourse debt are hereby incorporated herein by this reference and shall be applied to the allocation of Company items of income, gain, loss or deduction in the manner provided in such Treasury Regulations. However, the Members do not intend that the “obligation to restore deficit” described in Treasury Regulations Section 1.704-1(b)(2)(ii)(c) or any successor provision thereto be incorporated into this Agreement.

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(b) Curative Allocations. If Profits or Losses or any items thereof are allocated to one or more Members pursuant to Section 7.3, subsequent allocations thereof will first be made to the Members (subject to Section 7.3) in a manner designed to result in each Member having a Capital Account balance equal to what it would have been had the original allocation pursuant to Section 7.3 not occurred.

(c) Tax Allocations; Section 704(c) Allocation.

(i) Except as otherwise provided in this Section 7.3(c), each item of income, gain, loss, deduction and credit shall be allocated among the Members in the same manner for U.S. federal income tax purposes as the correlative item of book income, gain, loss, deduction and credit is allocated pursuant to Section 7.2 and Section 7.3(a) and (b) above.

(ii) Any item of Company income gain, loss, deduction or credit attributable to property contributed to the Company, solely for tax purposes, shall be allocated among the Members in accordance with the principles set forth in Code Section 704(c) and the Treasury Regulations promulgated thereunder so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its fair market value at the time such property was contributed to the Company.

(iii) In the event the Gross Asset Value of any Company asset is adjusted (pursuant to the definition of Gross Asset Value hereof), subsequent allocations of income, gain, loss, deduction and credit with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c) and the Treasury Regulations promulgated thereunder as in effect at that time such Gross Asset Value is adjusted.

(iv) Any elections or other decisions relating to allocations pursuant to this Section 7.3 shall be made by the Board in any manner that reasonably reflects the purpose and intention of this Agreement.

Section 7.4 Allocation Rules.

(a) In the event there is a change in the respective Percentage Interests of Members during the year, the Profits (or Losses) allocated to the Members for each Fiscal Year during which there is a change in the respective Percentage Interests of Members during the year shall be allocated among the Members in proportion to the Percentage Interests during such Fiscal Year in accordance with Code Section 706, using any convention permitted by law and selected by the Board.

(b) For purposes of determining the Profits, Losses or any other items allocable to any period, Profits, Losses and any such other items shall be determined on a daily, monthly or other basis, as determined by the Board using any method that is permissible under Code Section 706 and the Treasury Regulations thereunder.

(c) Except as otherwise provided in this Agreement, all items of Company income, gain, loss, deduction, credit and any other allocations not otherwise provided for shall be divided among the Members in the same proportions as they share Profits and Losses for the Fiscal Year in question.

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(d) The Members are aware of the income tax consequences of the allocations made by this Article VII and hereby agree to be bound by the provisions of this Article VII in reporting their shares of Company income, gain, loss, deduction and credit for income tax purposes.

Article VIII
DISTRIBUTIONS

Section 8.1 Distributions of Available Cash.

(a) Prior to dissolution and liquidation of the Company in accordance with Article XIV and subject to applicable law and any limitations contained elsewhere in this Agreement, the Board shall cause the Company to distribute Available Cash at such times and in such amounts as it may determine. The amounts available for distribution will be distributed to the Members as set forth below; provided that any such distribution shall take into account any amount distributed to a Member pursuant to Section 8.2 during the same taxable year.

(i) first, to the Series A Members, pro rata according to their Series A Percentage Interests, until each Series A Member’s Preference Amount is reduced to zero pursuant to this Section 8.1(a)(i) ;

(ii) second, until such time as the Tier I Threshold has been achieved, 85% to the Series A Members, pro rata according to their Series A Percentage Interests, and 15% the Series B Members, pro rata according to their Series B Percentage Interests; and

(iii) third, after the Tier I Threshold has been achieved, 80% to the Series A Members, pro rata according to their Series A Percentage Interests, and 20% the Series B Members, pro rata according to their Series B Percentage Interests.

(b) The percentage allocable to Series B Members in Section 8.1(a)(ii) and (iii) shall be appropriately reduced (and the percentage allocable to holders of Series A Units increased) to reflect any repurchases by the Company of Series B Units (based on dollar amounts paid to Series B Members to repurchase Series B Units).

(c) All amounts required to be withheld pursuant to the Code or any other provision of federal, state, or local tax law shall be treated as amounts actually distributed to the affected Members for all purposes under this Agreement.

Section 8.2 Mandatory Tax Distribution. The Company shall make quarterly distributions of Available Cash in amounts such that, prior to April 15 of each calendar year, each Member has received distributions in aggregate amounts (for the current Fiscal Year and all prior Fiscal Years) which equal not less than the sum for the immediately preceding Fiscal Year and for all prior Fiscal Years of (a) the amount of Profits allocated to such Member for such Fiscal Years, reduced by the amount of Losses allocated to such Member for such Fiscal Years, multiplied by (b) 40%. The Company shall use its commercially reasonable efforts to cause such distributions to be made in a manner which permits such Member to use the proceeds of such distributions to make on a timely basis all required estimated payments of income taxes in respect of the Profits so allocated to such Member.

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Section 8.3 Incorrect Distributions. To the extent distributions pursuant to this Article VIII were incorrectly made, as determined by the financial records of the Company, the recipients shall promptly repay all incorrect payments and, to the extent the recipients do not repay all incorrect payments, the Company shall have the right to set off any current or future sums owing to such recipients against any such incorrectly paid amount.

Section 8.4 Limitation on Distributions.

(a) No distribution shall be made to a Member pursuant to this Article VIII to the extent that such distribution would: (i) cause the Company to be insolvent, or (ii) render the Member liable for a return of such distribution under applicable law.

(b) All such distributions shall be made only to the Persons who, according to the books and records of the Company, are Members on the actual date of distribution. Neither the Company nor any Manager shall incur any liability for making distributions in accordance with this Article VIII.

Section 8.5 Offset. Any distribution otherwise payable to a Member may be withheld and offset against any amounts owed by such Member to the Company and applied or paid against the amounts so owed. Any such offset amounts will be deemed to have been distributed to such Member.

Section 8.6 Withholding Taxes. If the Company is required to withhold any portion of distributions or allocations to a Member by applicable U.S. federal, state, local and foreign tax laws, the Company may withhold such amounts and make such payments to taxing authorities as are necessary to ensure compliance with such tax laws. If the Company makes any payment to a taxing authority in respect of a Member hereunder that is not withheld from actual distributions to the Member, then the Board may, at its option, (a) require the Member to reimburse the Company for such withholding; or (b) reduce any subsequent distributions to such Member by the amount of such withholding. The obligation of a Member to reimburse the Company for taxes that were required to be withheld shall continue after such Member Transfers its Units. Each Member agrees to furnish the Company with any representations and forms as shall reasonably be requested by the Company to assist it in determining the extent of, and in fulfilling, any withholding obligations it may have.

Section 8.7 Distributions in Kind. A Member shall have no right to demand and receive any distribution from the Company in any form other than money. Except as otherwise provided in this Agreement, each Member actually receiving amounts pursuant to a specific distribution by the Company shall receive a pro rata share of each item of cash or property of which such distribution is constituted (based upon such Member’s share under this Agreement of the total amount to be included in such distribution); provided, however, that the Board may vary the apportionment among the Members of an in-kind distribution as necessary to avoid the distribution of fractional interests in securities or other property. Securities or other property distributed pursuant to this Section 8.7 shall be subject to such conditions and restrictions as shall be determined by the Board to be required or appropriate under applicable law or contractual obligations to which the Company is subject. The Company shall not, under any provision of this Agreement, distribute notes or other securities in violation of any securities or other law. The sale of the Identified Spyglass Assets to Petro River pursuant to Section 8.1(b) shall not be treated as distributions in kind pursuant to this Section 8.7 or under any other provision of this Agreement.

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Article IX
RECORDS AND REPORTS

Section 9.1 Books and Records. The Company shall keep or cause to be kept complete and accurate books of account and records with respect to the Company’s business. Each Member and its duly authorized representatives shall have the right to examine the Company books, records and documents during normal business hours in a manner determined by the Chief Executive Officer not to unreasonably interfere with the business of the Company or the work of its employees; provided, that the Company, at the discretion of the Board or the Chief Executive Officer, may keep confidential from the Members, for such period of time as the Board or the Chief Executive Officer deems reasonable, any information which the Board or the Chief Executive Officer reasonably believes to be in the nature of trade secrets or which the Company is required by law or agreement with a third party to keep confidential.

Section 9.2 Fiscal Year, Fiscal Quarter. The “Fiscal Year” of the Company shall be the calendar year, and each calendar quarter shall be a fiscal quarter, unless otherwise determined by the Board.

Section 9.3 Minutes. The proceedings of all meetings of the Members, the Board and any committee of the Board shall be recorded in the appropriate minute books provided for this purpose. The minutes of each meeting shall be signed by the Secretary or other person acting as secretary of the meeting.

Section 9.4 Reports to Members.

(a) The Company shall provide to Petro River, Pearsonia West LLC, Ranger Station LLC, and each holder of at least 5% of the then outstanding Series A Units, excluding any Defaulting Investors:

(i) consolidated annual financial statements (including an income statement, balance sheet, cash flow statement and statement of members’ equity, with comparisons to the Company’s budget) prepared in accordance with GAAP by an accounting firm acceptable to the Board within 90 days of year-end or such later date agreed to by Requisite Investor Approval;

(ii) consolidated quarterly financial statements (including an income statement, balance sheet, cash flow statement and statement of members’ equity, with comparisons to the Company’s budget) prepared in accordance with GAAP within 45 days of quarter-end;

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(iii) upon request by the Board, consolidated monthly financial statements (including an income statement, balance sheet, cash flow statement and statement of members’ equity, with comparisons to the Company’s budget) prepared in accordance with GAAP within 30 days of month-end;

(iv) consolidated annual monthly budget no later than 30 days prior to the beginning of the Company’s fiscal year; and

(v) customary notices of any material Company events (e.g., litigation).

(b) Concurrently with the preparation of tax returns, the Company shall deliver to each Member and, to the extent necessary, each former Member, a report setting forth in sufficient detail and in a form prescribed by applicable tax laws such information relating to the Company and its activities as shall enable such Member or former Member to prepare its federal, state, and local income tax returns in accordance with the laws, rules, and regulations then prevailing.

(c) Except as required by applicable law, Members shall not be entitled to receive any information about the Company other as set forth in this Section 9.4.

Article X
TAX MATTERS

Section 10.1 Tax Matters.

(a) The “Tax Matters Partner” of the Company for purposes of Section 6231(a)(7) of the Code shall have the power to manage and control, on behalf of the Company, any administrative proceeding at the Company level with the IRS or any other taxing authority relating to the determination of any item of Company income, gain, loss, deduction or credit for United States federal, state, local or foreign income or franchise tax purposes. The Tax Matters Partner shall take such action as may be reasonably necessary to constitute each other Member a “notice partner” within the meaning of Section 6231(a)(8) of the Code. The Tax Matters Partner shall cause to be prepared for each taxable year of the Company the federal, state and local tax returns and information returns, if any, which the Company is required to file. Where the Members are required to file federal, state or local income tax returns by reason of their interest in the Company, the Tax Matters Partner shall cause them to be furnished with the relevant returns filed by the Company. The Tax Matters Partner shall notify each other Member of all material tax matters related to the Company that come to its attention in its capacity as Tax Matters Partner. The Tax Matters Partner shall be designated by the Board and such person shall serve for so long as he/she qualifies to serve as such under the Code or until such time that the Board decides to terminate the existing Tax Matters Partner from such role and appoint another Tax Matters Partner. If a Tax Matters Partner ever ceases to so qualify, the Board shall appoint a Member that does so qualify to serve as the Tax Matters Partner. The Tax Matters Partner shall not have the authority to bind any of the Members, including with respect to any extension of any statute of limitations.

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(b) The Tax Matters Partner shall, within ten (10) days of the receipt of any notice from the IRS or any state, local or foreign tax authority in any administrative proceeding at the Company level relating to the determination of any Company item of income, gain, loss, deduction or credit, mail a copy of such notice to each Member.

(c) The initial Tax Matters Partner shall be Petro River.

Section 10.2 Tax Elections. The Tax Matters Partner shall cause the Company to make any election required or permitted to be made for income tax purposes (including a timely election under § 754 of the Code to adjust the basis of the Company property as described in §§ 734 and 743 of the Code) if the Board determines in its judgment, that such election is in the best interests of the Company and directs the Tax Matters Partner to make such election.

Section 10.3 Taxation as Partnership. Except upon the occurrence of a Conversion Event, the Company shall be treated as a partnership for United States federal, state, local and foreign tax purposes and will make any necessary elections to achieve such status.

Article XI
LIMITED LIABILITY AND INDEMNIFICATION

Section 11.1 Limited Liability. Except as otherwise provided by the LLC Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Covered Person or Member shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Covered Person or Member.

Section 11.2 Indemnification. To the fullest extent permitted by applicable law, the Company shall indemnify and hold harmless any Covered Person, and shall have authority to indemnify and hold harmless any other Person, or the estate of any such Covered Person or other Person, from and against any and all claims and demands whatsoever arising in the course of such Covered Person’s or other Person’s actions on behalf of the Company, or such Covered Person or other Person’s status in relation to the Company; provided, however, that no indemnification may be made to or on behalf of any Covered Person or other Person if a judgment or other final adjudication adverse to such Covered Person or other Person establishes: (a) that his or her acts were committed in bad faith or were the result of deliberate dishonesty and were material to the cause of action so adjudicated, or (b) that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled. Neither the amendment nor repeal of this Section 11.2 shall eliminate or reduce the effect of this Section 11.2 in respect to any matter occurring, or any cause of action suit or claim accruing or arising, prior to such amendment or repeal. This Section 11.2 shall also be applicable to any Covered Person or other Person that is not a natural person. Any indemnity under this Section 11.2 shall be provided out of and to the extent of Company assets only, and no Member shall have any personal liability on account hereof.

Section 11.3 Expenses. To the fullest extent permitted by applicable law, the Company shall reimburse reasonable expenses (including reasonable legal fees) incurred by a Covered Person (and shall be authorized to reimburse such expenses of any other Person entitled to indemnification under Section 11.2) in defending any claim, demand, action, suit or proceeding prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the Covered Person to repay such amount if it shall be determined that the Covered Person is not entitled to be indemnified as authorized in Section 11.2.

Section 11.4 Insurance. The Company may purchase and maintain insurance, to the extent and in such amounts as the Board shall deem reasonable or appropriate, on behalf of Covered Persons and such other Persons as the Board shall determine, against any liability that may be asserted against or expenses that may be incurred by any such Person in connection with the activities of the Company or such indemnities, regardless of whether the Company would have the power to indemnify such Person against such liability under the provisions of this Agreement.

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Article XII
RESTRICTIONS ON TRANSFERS; PURCHASE RIGHTS

Section 12.1 Transfers Generally; Reasonableness of Restrictions.

(a) Notwithstanding anything to the contrary contained herein, no Member other than Petro River may Transfer any Units pursuant to this Article XII without prior Board Approval and Requisite Investor Approval; provided that, subject to Section 12.1(b), any Member may Transfer its Units to the following without Board Approval and Requisite Investor Approval and without compliance with Section 12.3:

(i) such Member’s spouse, parent, siblings, descendants (including adoptive relationships and stepchildren) and the spouses of each such natural persons (collectively, “Family Members”);

(ii) a trust under which the distribution of Units may be made only to such Member and/or any Family Member of such Member;

(iii) a charitable remainder trust, the income from which will be paid to such Member during his life;

(iv) a corporation, partnership or limited liability company, the stockholders, partners or members of which are only such Member and/or Family Members of such Member,

(v) by will or by the laws of intestate succession, to such Member’s executors, administrators, testamentary trustees, legatees or beneficiaries; or

(vi) to any Person in connection with a Drag-Along Transaction, Final Exit Event, Tag-Along Transaction; a Qualified IPO otherwise in accordance with the provisions of this Agreement.

(b) To be valid, any Transfer of Units or interest therein must satisfy the following conditions:

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(i) the Transfer must be in compliance with the terms of this Agreement;

(ii) the transferor must deliver to the Company written evidence of a valid Transfer under the terms of this Agreement and a written agreement of the transferee (other than an existing Member) to join and be bound by the terms of this Agreement;

(iii) the Transfer must comply with applicable federal and state securities laws; and

(iv) if the Transfer is the kind described in Section 12.1(a)(i) through (v), the transferring Member shall agree to remain bound by Section 15.1.

(c) In the event any Series A Member (the “LOE Transferor”) with a Line of Equity that has not been fully satisfied shall transfer all or any portion of its Series A Units, (i) the transferee of such Series A Units (the “LOE Transferee”) shall assume responsibility for any portion of the remaining Line of Equity attached to the transferred Units (the “LOE Units”), (ii) the LOE Transferor’s Line of Equity shall be proportionally reduced, and (iii) the LOE Transferee shall be deemed to have a Line of Equity in the amount so assumed; provided, however, that such reduction shall not be deemed a release of the LOE Transferor’s obligations relating to such Line of Equity. If an LOE Transferee then fails to fund any Capital Call relating to the LOE Units, the LOE Transferor shall be responsible for payment of the defaulted amounts (the “LOE Transfer Payment”). In such event, and only if the LOE Transferor makes the LOE Transfer Payment, the LOE Transferor shall be entitled to recapture the LOE Units from the LOE Transferee, and the LOE Transferor’s Line of Equity shall be proportionally increased. In connection therewith, the Company shall reallocate the LOE Units to the LOE Transferor in a percentage proportional to such LOE Transferee’s unfunded Capital Call and the LOE Transferor’s increased Line of Equity. In the event the LOE Transferor does not make the LOE Transfer Payment as required, the LOE Transferor shall become a Defaulting Investor for purposes of Section 6.3.

(d) Each Member hereby acknowledges the reasonableness of the restrictions in this Article XII in view of the purposes of the Company and the relationship of the Members. The Transfer of any Units in violation of the prohibition contained in this Article XII shall be deemed invalid, null and void, and of no force or effect. Any Person to whom Units are attempted to be Transferred in violation of this Article XII shall not be entitled to become a Member, to vote on matters coming before the Members, participate in the management of the Company, act as an agent of the Company, receive distributions from the Company, or have any other rights in or with respect to the Units.

Section 12.2 Effect of Transfer; Admission as a Member. Upon the Transfer of any Units in accordance with the terms of this Agreement, the transferee of the Units (the “Permitted Transferee”) shall become a Member. Any Member who shall have Transferred all of his/her/its Units shall automatically cease to be a Member.

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Section 12.3 Other Voluntary Transfers; Right of First Refusal.

(a) If at any time a Member (an “Offering Member”) desires to voluntarily Transfer all or any portion of such Member’s Units (the “Offered Units”) to a Third Party Transferee (excluding a Transfer permitted by Section 12.1(a)(i) through (vi)), the Offering Member shall deliver to each Series A Member a written notice (the “Offer Notice”) specifying all of the material terms of the proposed sale (the “Offer”), including the purchase price (the “Unit Purchase Price”) for which the Offering Member proposes to sell the Offered Units, the identity of the proposed Third Party Transferee, and any copies of any agreement or documents to be executed or delivered in connection with the proposed sale, if available at that time.

(b) Each Series A Member shall have thirty (30) days from the date the Offer Notice is given in which to notify the Offering Member whether it elects to purchase all of its pro rata share of the Offered Units upon the terms and conditions contained in the Offer Notice; provided, that no Series A Member shall be required to pay consideration other than cash and if the Offer Notice provides for non-cash consideration, each Series A Member shall have the option to pay cash equal to the fair market value of the non-cash consideration set forth in the Offer Notice. If any Series A Member elects to purchase, such election shall be irrevocable and the closing, including payment in full, shall occur not later than thirty (30) days after the election notice is given at the Company’s principal office or at a place otherwise agreed upon by the parties to the transaction.

(c) After the completion of the procedures in Section 12.3(a) and (b), if the Series A Members do not elect to purchase, in the aggregate, all of the Offered Units within the 30-day period described in Section 12.3(b), the Offering Member shall have the right during the ensuing 60-day period to sell to a Third Party Transferee, on terms no more favorable to the Third Party Transferee than the terms set forth in the Offer Notice, the remaining Offered Units. If the proposed sale is not completed within the ensuing 60-day period prescribed in this Section 12.3(c), the Offering Member shall be required, before Transferring the Offered Units, to re-offer the Units or interests to Petro River as set forth in Section 12.3(a) and (b).

(d) Upon consummation of any sale by an Offering Member to a Third Party Transferee as permitted by this Section 12.3, the Offering Member shall promptly notify the Company as to the circumstances, including the date of the sale and the Unit Purchase Price, of such sale.

Section 12.4 Drag-Along Transaction(a) . Series A Members holding a majority of the Series A Units, acting with Requisite Investor Approval, shall have the right to effect a sale of the Company by merger, consolidation, sale of all or substantially all of the assets or Company interests without the approval of other holders of Units (such transaction, a “Drag-Along Transaction”). The Company shall send a notice to each Member setting forth the terms and conditions of any Drag-Along Transaction and each Member hereby agrees that it shall sell all of its respective Units to such transferee on the terms and conditions set forth in the notice of the Drag-Along Transaction, and such other terms as are customary for similar transactions, including representations and warranties with respect to title to the Units, free and clear of Liens, and other matters and indemnification with respect thereto. Proceeds from a Drag-Along Transaction may include proceeds that are subject to earn-outs or similar arrangements and shall be distributed consistent with Section 8.1(a), treating all unvested Series B Units as vested and distributing all retained amounts as if the Drag-Along Transaction was a Liquidation Event.

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Section 12.5 Tag-Along Transaction. If any Series A Member or Series A Members holding, individually or in the aggregate, a majority of the then issued and outstanding Series A Units, desires or desire to Transfer any of its or their Series A Units to a Third Party Transferee, then the other Series A Members shall have the option exercisable by written notice given to the transferor and the transferee to include in the sale certain of its Series A Units in place of the Series A Units held by the transferor that would otherwise be sold to the transferee (such transaction, a “Tag-Along Transaction”). Any Series A Member who exercises this option shall have the right to include its Series A Units on a proportionate basis based on such Series A Member’s relative Fully-Funded Percentage Interest.

Article XIII
REPRESENTATIONS AND WARRANTIES

Section 13.1 Representations and Warranties of the Members. Each Member represents and warrants to the Company and to each other Member as follows:

(a) Such Member is an “accredited investor” as defined in Regulation D of the Securities Act.

(b) Such Member has been provided an opportunity to ask questions regarding this investment of, and receive answers from, representatives of the Company. Such Member has made its own decision to invest in the Company and has not relied on any advice regarding its decision from the Company, or any Officer or other representative of the Company. Such Member acknowledges that it has not considered any estimates, projections, or other forward-looking statements as to the future performance or results of operations of the Company that have been provided to it as facts, that it is not relying upon them as guarantees of future performance or results of operations of the Company, and that the Company’s actual results may differ materially from any such estimates, projections, and forward-looking statements.

(c) Such Member has such knowledge and experience in financial affairs that it is capable of evaluating the merits and risks of investing in the Company. Such Member’s financial position is such that it can afford the economic risk of holding its interest in the Company for an indefinite period of time, and it can afford to suffer the complete loss of its investment.

(d) Such Member is acquiring an interest in the Company for its own account and not with a view to or for distribution or resale to any other Person. Such Member acknowledges that the offer and sale of an interest in the Company to it has not been registered under the Securities Act or any state securities law, and it cannot resell its Units unless the sale is registered under the Securities Act and applicable state law or an exemption from registration is available.

Section 13.2 Representations and Warranties of the Company. The Company represents and warrants to each Member as follows:

(a) The Company is a limited liability company validly existing and in good standing under the laws of the State of Delaware.

(b) There is no legal proceeding pending or, to the knowledge of the Company, threatened, against or involving the Company or any of its assets, and there is no outstanding judgment, decree, injunction, or order of any governmental authority applicable to the Company.

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Article XIV
TERMINATION AND LIQUIDATION OF THE COMPANY

Section 14.1 Events of Termination. The Company shall be dissolved and its affairs wound up pursuant to Section 14.2 upon the first to occur of any of the following (each, an “Event of Termination”):

(a) the unanimous vote or written consent of the Board;

(b) the sale or other disposition of substantially all of the assets of the Company; or

(c) the entry of a decree of dissolution pursuant to Section 18-802 of the LLC Act.

Section 14.2 Winding-Up. Upon the occurrence of an Event of Termination, the Company affairs shall be wound up as follows:

(a) The Board shall cause to be prepared a statement of the assets and liabilities of the Company as of the date of dissolution.

(b) The assets and properties of the Company shall be liquidated as promptly as possible, and receivables collected, all in an orderly and business-like manner so as not to involve undue sacrifice.

(c) The proceeds of liquidation and all other assets and properties of the Company shall be applied and distributed as follows in the following order of priority:

(i) first, to the payment of the debts and liabilities of the Company and the expenses of liquidation;

(ii) second, to establish any reserves as the Board, in accordance with sound business judgment, deem reasonably necessary for any contingent or unforeseen liabilities or obligations of the Company, which reserves may be paid over to an escrow agent selected by it to be held by such agent for the purpose of (A) distributing such reserves in payment of the aforementioned contingencies and (B) upon the expiration of such period as the Board may deem advisable, distributing the balance thereof in the manner provided in this Section 14.2(c); and

(iii) third, to the Members in accordance with Section 8.1(a).

(d) Nothing contained in this Section 14.2 shall be construed to limit the ability of the Members to attempt to sell the Company’s business and assets as a going concern following the occurrence of an Event of Termination; provided that the proceeds of such sale shall be applied and distributed as provided in Section 14.2(c); and provided, further, that if such a sale cannot be effected within six (6) months after the occurrence of an Event of Termination (or such longer or shorter period as the Members may agree) then the Board shall promptly proceed to wind-up the affairs of the Company as provided above in this Section 14.2.

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(e) Upon the winding-up of the Company, the Members shall look solely to the assets of the Company for the return of their Capital Contributions.

Article XV
COVENANTS

Section 15.1 Confidentiality. Each Member agrees, as set forth below, with respect to any information pertaining to the Company or its business or Affiliates that is provided to such Member pursuant to this Agreement or otherwise (collectively, “Confidential Matters”), to treat as confidential all such information, together with any analyses, studies or other documents or records prepared by such Member, its Affiliates, or any representative or other Person acting on behalf of such Member (collectively, its “Authorized Representatives”), which contain or otherwise reflect or are generated from Confidential Matters, and will not, and will not permit any of its Authorized Representatives to, disclose any Confidential Matter, provided that any Member (or its Authorized Representative) may disclose any such information: (a) as has become generally available to the public; (b) as may be required or appropriate in any report, statement or testimony submitted to any governmental authority having or claiming to have jurisdiction over such Member (or its Authorized Representative) but only that portion of the data and information which, in the written opinion of counsel for such Member or Authorized Representative is required or would be required to be furnished to avoid liability for contempt or the imposition of any other material judicial or governmental penalty or censure; (c) as may be required or appropriate in response to any summons or subpoena or in connection with any litigation; or (d) as to which the Board has consented in writing. Notwithstanding the foregoing, the parties (and each employee, representative, or other agent of the parties) may disclose to any and all persons, without limitation of any kind, the tax treatment and any facts that may be relevant to the tax structure of the transaction, provided, however, that no party (and no employee, representative, or other agent thereof) shall disclose any other information that is not relevant to understanding the tax treatment and tax structure of the transaction (including the identity of any party and any information that could lead another to determine the identity of any party), or any other information to the extent that such disclosure could reasonably result in a violation of any applicable securities law.

Section 15.2 Other Petro River Interests.

(a) Other than as set forth in Section 15.2(b), Petro River may engage in other businesses, including businesses the nature of which are the same as, similar to or competitive with the business of the Company, without any duty or obligation to offer any business opportunity to the Company or any Member or to account to the Company or any of the Members regarding the business opportunity or the profits derived from the business opportunity.

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(b) Petro River agrees, and shall make commercially reasonable best efforts to cause its board members, officers, and Affiliates in the Pearsonia concession in Osage County, Oklahoma (collectively, the “Business Affiliates”), to first offer any business opportunity related to the exploration and production business in Osage County, Oklahoma, to the Company; provided that, with Board Approval and the consent of the Independent Manager, Petro River and/or any Business Affiliate may subsequently pursue such opportunity without any further duty or obligation to offer any business opportunity to the Company or any Member or to account to the Company or any of the Members regarding the business opportunity or the profits derived from the business opportunity.

Article XVI
REGISTRATION RIGHTS

Section 16.1 Demand Registration.

(a) Form S-1 Demand. If the Company receives a request from Petro River that the Company file a Form S-1 registration statement with respect to at least twenty percent (20%) of the Series A Units, then the Company shall (x) within ten (10) days after the date such request is given, give notice thereof (the “Demand Notice”) to all Series A Members other than Petro River; and (y) as soon as practicable, and in any event within sixty (60) days after the date such request is given by Petro River, file a Form S-1 registration statement under the Securities Act covering all Series A Units that Petro River requested to be registered and any additional Series A Units requested to be included in such registration by any other Series A Members (the “Requested Securities”), as specified by notice given by each such Series A Member to the Company within twenty (20) days of the date the Demand Notice is given, and in each case, subject to the limitations of Sections 16.1(c), 16.1(d) and 16.3.

(b) Form S-3 Demand. If at any time when it is eligible to use a Form S-3 registration statement, the Company receives a request from Petro River that the Company file a Form S-3 registration statement with respect to outstanding Series A Units having an anticipated aggregate offering price, net of Selling Expenses, of at least $1,000,000, then the Company shall (i) within ten (10) days after the date such request is given, give a Demand Notice to all Series A Members other than Petro River; and (ii) as soon as practicable, and in any event within forty-five (45) days after the date such request is given by Petro River, file a Form S-3 registration statement under the Securities Act covering all Series A Units requested to be included in such registration by any other Series A Members, as specified by notice given by each such Series A Member to the Company within twenty (20) days of the date the Demand Notice is given, and in each case, subject to the limitations of Sections 16.1(c), 16.1(d) and 16.3.

(c) Notwithstanding the foregoing obligations, if the Company furnishes to Series A Members requesting a registration pursuant to this Section 16.1 a certificate signed by the Chief Executive Officer or President stating that, in the good faith judgment of the Board, it would be materially detrimental to the Company and its Members for such registration statement to either become effective or remain effective for as long as such registration statement otherwise would be required to remain effective because such action would (i) materially interfere with a significant acquisition, corporate reorganization, or other similar transaction involving the Company, (ii) require premature disclosure of material information that the Company has a bona fide business purpose for preserving as confidential, or (iii) render the Company unable to comply with requirements under the Securities Act or Exchange Act, then the Company shall have the right to defer taking action with respect to such filing for a period of not more than sixty (60) days after the request of Petro River is given; provided, however, that the Company may not invoke this right more than once in any twelve (12) month period; and provided further that the Company shall not register any securities for its own account or that of any other Member during such sixty (60) day period other than pursuant to an Excluded Registration.

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(d) The Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to Section 16.1(a): (i) during the period beginning thirty (30) days before the Company’s good faith estimate of the date of filing of, and ending on a date that is ninety (90) days after the effective date of, a Company-initiated registration, provided that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective; (ii) after the Company has effected one registration pursuant to Section 16.1(a); or (iii) if Petro River proposes to dispose of Series A Units that may be immediately registered on Form S-3 pursuant to a request made pursuant to Section 16.1(b). The Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to Section 16.1(b): (i) during the period beginning thirty (30) days before the Company’s good faith estimate of the date of filing of, and ending on a date that is ninety (90) days after the effective date of, a Company-initiated registration, provided that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective; or (ii) if the Company has effected two registrations pursuant to Section 16.1(b) within the twelve (12) month period immediately preceding the date of such request. A registration shall not be counted as “effected” for purposes of this Section 16.1(d) until such time as the applicable registration statement has been declared effective by the SEC, unless Petro River withdraws its request for such registration and elects not to pay the registration expenses therefor, in which case such withdrawn registration statement shall be counted as “effected” for purposes of this Section 16.1(d).

Section 16.2 Company Registration. If the Company proposes to register (including, for this purpose, a registration effected by the Company for Members other than the Series A Members, and including any so-called “universal shelf” registration statement) any of its securities under the Securities Act in connection with the potential public offering of such securities solely for cash (other than in an Excluded Registration), the Company shall, at such time, promptly give each Series A Member notice of such registration. Upon the request of each Series A Member given within twenty (20) days after such notice is given by the Company, the Company shall, subject to the provisions of Section 16.3, cause to be registered all of the Series A Units that each such Series A Member has requested to be included in such registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 16.2 before the effective date of such registration, whether or not any Series A Member has elected to include Series A Units in such registration. The expenses (other than Selling Expenses) of such withdrawn registration shall be borne by the Company in accordance with Section 16.5.

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Section 16.3 Underwriting Requirements.

(a) If, pursuant to Section 16.1, Petro River intends to distribute the Series A Units covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to 16.1, and the Company shall include such information in the Demand Notice. The underwriter(s) will be selected by the Company and shall be reasonably acceptable to Petro River. In such event, the right of any Series A Member to include such Series A Member’s Series A Units in such registration shall be conditioned upon such Series A Member’s participation in such underwriting and the inclusion of such Series A Member’s Series A Units in the underwriting to the extent provided herein. All Series A Members proposing to distribute their securities through such underwriting shall (together with the Company as provided in Section 16.4) enter into an underwriting agreement in customary form with the underwriter(s) selected for such underwriting. Notwithstanding any other provision of this Section 16.3, if the managing underwriters advise Petro River in writing that marketing factors require a limitation on the number of shares to be underwritten, then Petro River shall so advise all Series A Members that otherwise would be underwritten pursuant hereto, and the number of Series A Units that may be included in the underwriting shall be allocated among such Series A Members, including Petro River, in proportion (as nearly as practicable) to the number of Series A Units owned by each Series A Member or in such other proportion as shall mutually be agreed to by all such selling Series A Members; provided, however, that the number of Series A Units to be included in such underwriting shall not be reduced unless all other securities are first entirely excluded from the underwriting.

(b) In connection with any underwritten offering pursuant to Section 16.2, the Company shall not be required to include any of the Series A Members’ Series A Units in such underwriting unless the Series A Members accept the terms of the underwriting as agreed upon between the Company and its underwriters, and then only in such quantity as the underwriters in their sole discretion determine will not jeopardize the success of the offering by the Company. If the total number of securities, including Series A Units, requested by Members to be included in such offering exceeds the number of securities to be sold (other than by the Company) that the underwriters in their reasonable discretion determine is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Series A Units, which the underwriters and the Company in their sole discretion determine will not jeopardize the success of the offering. If the underwriters determine that less than all of the Series A Units requested to be registered can be included in such offering, then the Series A Units that are included in such offering shall be allocated among the selling Series A Members in proportion (as nearly as practicable to) the number of Series A Units owned by each selling Series A Member or in such other proportions as shall mutually be agreed to by all such selling Series A Members. Notwithstanding the foregoing, in no event shall the number of Series A Units included in the offering be reduced unless all other securities (other than securities to be sold by the Company) are first entirely excluded from the offering.

(c) For purposes of Section 16.1, a registration shall not be counted as “effected” if, as a result of an exercise of the underwriter’s cutback provisions in Section 16.3(ii), fewer than fifty percent (50%) of the total number of Series A Units that Series A Members have requested to be included in such registration statement are actually included.

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Section 16.4 Obligations of the Company. Whenever required under this Article XVI to effect the registration of any Series A Units, the Company shall, as expeditiously as reasonably possible:

(a) prepare and file with the SEC a registration statement with respect to such Series A Units and use its commercially reasonable efforts to cause such registration statement to become effective and, upon the request of the Series A Members holding of a majority of the Series A Units registered thereunder, keep such registration statement effective for a period of up to one hundred twenty (120) days or, if earlier, until the distribution contemplated in the registration statement has been completed; provided, however, that (i) such one hundred twenty (120) day period shall be extended for a period of time equal to the period the Series A Members refrain, at the request of an underwriter of Series A Units (or other securities) of the Company, from selling any securities included in such registration, and (ii) in the case of any registration of Series A Units on Form S-1 or Form S-3 that are intended to be offered on a continuous or delayed basis, subject to compliance with applicable SEC rules, such one hundred twenty (120) day period shall be extended until all Series A Units covered by such registration statement (x) have been sold thereunder or pursuant to Rule 144, or (y) may be sold without volume or manner-of-sale restrictions pursuant to Rule 144 and without the requirement for the Company to be in compliance with the current public information requirement under Rule 144, as determined by the counsel to the Company pursuant to a written opinion letter to such effect, addressed to the Company’s transfer agent and acceptable to the affected Series A Members;

(b) prepare and file with the SEC such amendments and supplements to such registration statement, and the prospectus used in connection with such registration statement, as may be necessary to comply with the Securities Act in order to enable the disposition of all securities covered by such registration statement;

(c) furnish to the selling Series A Members such numbers of copies of a prospectus, including a preliminary prospectus, as required by the Securities Act, and such other documents as the Series A Members may reasonably request in order to facilitate their disposition of their Series A Units;

(d) use its commercially reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or blue-sky laws of such jurisdictions as shall be reasonably requested by the selling Series A Members; provided that the Company shall not be required to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;

(e) in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the underwriter(s) of such offering;

(f) use its commercially reasonable efforts to cause all such Series A Units covered by such registration statement to be listed on a national securities exchange or trading system and each securities exchange and trading system (if any) on which similar securities issued by the Company are then listed;

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(g) provide a transfer agent and registrar for all Series A Units registered pursuant to this Agreement and provide a CUSIP number for all such Series A Units, in each case not later than the effective date of such registration;

(h) promptly make available for inspection by the selling Series A Members, any managing underwriter(s) participating in any disposition pursuant to such registration statement, and any attorney or accountant or other agent retained by any such underwriter or selected by the selling Series A Members, all financial and other records, pertinent limited liability company documents, and properties of the Company, and cause the Company’s officers, Managers, employees, and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant, or agent, in each case, as necessary or advisable to verify the accuracy of the information in such registration statement and to conduct appropriate due diligence in connection therewith; provided, however, that any Person entitled to receive information pursuant to this Section 16.4 must first agree to confidentiality obligations reasonably acceptable to the Company;

(i) notify each selling Series A Member, promptly after the Company receives notice thereof, of the time when such registration statement has been declared effective or a supplement to any prospectus forming a part of such registration statement has been filed; and

(j) after such registration statement becomes effective, notify each selling Series A Member of any request by the SEC that the Company amend or supplement such registration statement or prospectus.

(k) In addition, the Company shall ensure that, at all times after any registration statement covering a public offering of securities of the Company under the Securities Act shall have become effective, its insider trading policy shall provide that the Company’s Managers may implement a trading program under Rule 10b5-1 of the Exchange Act.

Section 16.5 Expenses of Registration. All expenses (other than Selling Expenses) incurred in connection with registrations, filings, or qualifications pursuant to Article XVI including (a) all registration, filing, and qualification fees, (b) printers’ and accounting fees; fees and disbursements of counsel for the Company, and (c) the reasonable fees and disbursements of one counsel for the selling Series A Members, shall be borne and paid by the Company

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Section 16.6 Indemnification. If any Series A Units are included in a registration statement under this Article XVI:

(a) To the extent permitted by law, the Company will indemnify and hold harmless each selling Series A Member, and the partners, members, officers, directors, managers and stockholders of each such Series A Member; legal counsel and accountants for each such Series A Member; any underwriter (as defined in the Securities Act) for each such Series A Member; and each Person, if any, who controls such Series A Member or underwriter within the meaning of the Securities Act or the Exchange Act, against any Damages; provided, however, that the indemnity agreement contained in this Section 16.6 shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld, nor shall the Company be liable for any Damages to the extent that they arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of any such Series A Member, underwriter, controlling Person, or other aforementioned Person expressly for use in connection with such registration. For the avoidance of doubt, a Series A Member cannot settle any such claim or proceeding without the consent of the Company, which consent shall not be unreasonably withheld.

(b) To the extent permitted by law, each selling Series A Member, severally and not jointly, will indemnify and hold harmless the Company, and each of its Managers, each of its officers who has signed the registration statement, each Person (if any), who controls the Company within the meaning of the Securities Act, legal counsel and accountants for the Company, any underwriter (as defined in the Securities Act), any other Series A Member selling securities in such registration statement, and any controlling Person of any such underwriter or other Series A Member, against any Damages, in each case only to the extent that such Damages arise out of or are based upon (i) such selling Series A Member’s failure to comply with prospectus delivery requirements or (ii) actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of such selling Series A Member expressly for use in connection with such registration; and each such selling Series A Member will pay to the Company and each other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Section 16.6 shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Series A Member, which consent shall not be unreasonably withheld; and provided further that in no event shall the aggregate amounts payable by any Series A Member by way of indemnity or contribution under Section 16.6(b) and 16.6(d) exceed the proceeds from the offering received by such Series A Member (net of any Selling Expenses paid by such Series A Member), except in the case of fraud or willful misconduct by such Series A Member.

(c) Promptly after receipt by an indemnified party under this Section 16.6 of notice of the commencement of any action (including any governmental action) for which a party may be entitled to indemnification hereunder, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 16.6, give the indemnifying party notice of the commencement thereof. The indemnifying party shall have the right to participate in such action and, to the extent the indemnifying party so desires, participate jointly with any other indemnifying party to which notice has been given, and to assume the defense thereof with counsel reasonably mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such action.

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(d) To provide for just and equitable contribution to joint liability under the Securities Act in any case in which either: (i) any party otherwise entitled to indemnification hereunder makes a claim for indemnification pursuant to this Section 16.6 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case, notwithstanding the fact that this Section 16.6 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any party hereto for which indemnification is provided under this Section 16.6, then, and in each such case, such parties will contribute to the aggregate Damages to which they may be subject (after contribution from others) in such proportion as is appropriate to reflect the relative fault of each of the indemnifying party and the indemnified party in connection with the statements, omissions, or other actions that resulted in such loss, claim, damage, liability, or expense, as well as to reflect any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or allegedly untrue statement of a material fact, or the omission or alleged omission of a material fact, relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission; provided, however, that in any such case (x) no Series A Member will be required to contribute any amount in excess of the public offering price of all such Series A Units offered and sold by such Series A Member pursuant to such registration statement, and (y) no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation; and provided further that in no event shall a Series A Member’s liability pursuant to this Section 16.6(d), when combined with the amounts paid or payable by such Series A Member pursuant to Section 16.6(b), exceed the proceeds from the offering received by such Series A Member (net of any Selling Expenses paid by such Series A Member), except in the case of willful misconduct or fraud by such Series A Member.

(e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

(f) Unless otherwise superseded by an underwriting agreement entered into in connection with the underwritten public offering, the obligations of the Company and Series A Members under this Section 16.6 shall survive the completion of any offering of Series A Units in a registration under this Article XVI, and otherwise shall survive the termination of this Agreement.

Article XVII
MISCELLANEOUS

Section 17.1 Notices. All notices provided for in this Agreement shall be in writing, duly signed by the party giving such notice, and shall be hand delivered, faxed or mailed by registered or certified mail or overnight courier service, if given to any Member, to the person and at the address (and, if applicable, fax number) set forth opposite its name on Schedule A, or at such other address (and, if applicable, fax number) as such Member may hereafter designate by written notice to the Company. All such notices shall be deemed to have been given when received.

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Section 17.2 Failure to Pursue Remedies. The failure of any party to seek redress for violation of, or to insist upon the strict performance of, any provision of this Agreement shall not prevent a subsequent act, which would have originally constituted a violation, from having the effect of an original violation.

Section 17.3 Binding Effect; Specific Performances.

(a) This Agreement constitutes a legal, valid and binding agreement of the Members and the Company and is enforceable against the Members and the Company in accordance with its terms. This Agreement shall be binding upon and inure to the benefit of all of the parties and, to the extent permitted by this Agreement, their successors, legal representatives and assigns.

(b) The parties recognize that irreparable injury will result from a breach of any provision of this Agreement and that money damages will be inadequate to fully remedy the injury. Accordingly, in the event of a breach or threatened breach of one or more of the provisions of this Agreement, any party who may be injured (in addition to any other remedies which may be available to that party) shall be entitled to one or more preliminary or permanent orders, without being required to post a bond or other security (i) restraining and enjoining any act which would constitute a breach or (ii) compelling the performance of any obligation which, if not performed, would constitute a breach.

Section 17.4 Interpretation.

(a) All Article, Section, paragraph, clause, Exhibit or Schedule references not attributed to a particular document shall be references to such parts of this Agreement.

(b) Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(c) All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.

(d) Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent in writing and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

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Section 17.5 Severability. Every provision of this Agreement is intended to be severable. If any term or provision hereof is illegal, invalid or unenforceable for any reason whatsoever, that term or provision will be enforced to the maximum extent permissible so as to effect the intent of the parties, and such illegality, invalidity or unenforceability shall not affect the validity or legality of the remainder of this Agreement. If necessary to effect the intent of the parties, the Members will negotiate in good faith to amend this Agreement to replace the unenforceable language with enforceable language which as closely as possible reflects such intent.

Section 17.6 Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all parties hereto had signed the same document. All counterparts shall be construed together and shall constitute one instrument.

Section 17.7 Governing Law. This Agreement and the rights of the parties hereunder shall be interpreted in accordance with the laws of the State of Delaware, and all rights and remedies shall be governed by such laws without regard to principles of conflict of laws that would result in the application of the law of any other jurisdiction.

Section 17.8 Jurisdiction and Venue. Any suit involving any dispute or matter arising under this Agreement may only be brought in the appropriate United States District Court in Delaware or any Delaware State Court having jurisdiction over the subject matter of the dispute or matter. All Members hereby consent to the exercise of personal jurisdiction by any such court with respect to any such proceeding.

Section 17.9 Waiver of Jury Trial. Each party hereto waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any action, suit or proceeding arising out of or relating to this Agreement.

Section 17.10 Amendments. Subject to Section 6.6(a), any amendment to this Agreement shall be adopted and be effective as an amendment hereto with Board Approval and Requisite Investor Approval; provided that:

(a) any amendment that would change the rights or obligations of any holder in its capacity as a holder of a specific series of Units in a disproportionate and adverse manner (other than in a de minimis respect) as compared to other holders holding the same series of Units shall also require the consent of the holders of the Units so disproportionately and adversely affected;

(b) other than in connection with the creation or issuance of a new class or series of Units, any amendment that would change the rights or obligations of a particular series of Units in a manner that would be reasonably likely to disproportionately and adversely effect the economic rights of such series of Units as compared to the rights and obligations specific to any other series of Units shall also require the consent of the holders of at least a majority of the series of Units so disproportionately and adversely effected, or, in the alternative with regard to amendments so effecting the Series B Units, will also require the approval of a Management Manager;

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(c) any amendment that would increase a Member’s Line of Equity or, unless required by applicable law, impose a material obligation on a Member shall also require the consent of such Member; and

(d) any amendment that would adversely affect a Member’s right to designate any Manager or the ability of any such Manager to vote in connection with such position shall require the consent of such Member.

Section 17.11 Entire Agreement. This Agreement is the entire Agreement among the parties hereto, or between any party hereto and the Company, with respect to the matters covered hereby and supersedes all prior or concurrent agreements regarding such matters, whether written or oral.

Section 17.12 No Third-Party Beneficiaries. There shall be no third-party beneficiaries of this Agreement other than as contemplated by Article XI.

[Signature Page Follows]

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IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, have duly executed this Limited Liability Company Agreement as of the date first set forth above.

BANDOLIER ENERGY LLC

By:
Name:
Title:

PETRO RIVER OIL CORP.

By:
Name:
Title:

PEARSONIA WEST INVESTMENT GROUP, LLC

By:
Name:
Title:

RANGER STATION LLC

By:
Name:	Shane E. Matson
Title:	Authorized Signatory

Shane E. Matson

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SCHEDULE A

(as of May 30, 2014)

Series A Members

Name	Mailing Address	Initial Capital Account Balance	Line of Equity	Number of Series A Units	Series A Percentage Interest

Petro River Oil Corp.	1980 Post Oak Blvd. Ste. 2020 Houston, TX 77056	$5,000,000	$10,000,000	500	50%

Pearsonia West Investment Group, LLC	641 Lexington Ave., 26th Floor New York, NY 10022	$4,400,000	$8,800000	440	44%

Ranger Station LLC	1016 E. 19th St., Tulsa, OK 74120	$600,000	$1,200,000	60	6%

Series B Members

Name	Mailing Address	Initial Capital Account Balance	Number of Series B Units	Vesting Schedule	Series B Percentage Interest

Shane E. Matson	1016 E. 19th St., Tulsa, OK 74120	$0	100	20 Series B Units vested as of the date hereof and an additional 20 Series B Units shall vest on May 30 in each of 2015, 2016, 2017 and 2018	100%

A-1

SCHEDULE B

Definitions

A. Definitions.

When used in this Agreement, the following terms not otherwise defined herein have the following meanings:

“AFE” means an authority for expenditure, approved by the Board, based on a detailed cost estimate prepared for any oil and gas operation estimated to cost $25,000 or greater.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling or Controlled by or under direct or indirect common Control with such Person.

“Available Cash” means, with respect to any fiscal period, the excess of all cash receipts of the Company from operations, plus amounts released from reserves plus, in the discretion of the Board, proceeds of sales, financings or refinancings, and any and all other sources, over the sum of the following amounts:

(a) cash disbursements for other items which are customarily considered to be “operating expenses” including insurance, administration, legal expenses, utilities, equipment repairs and maintenance, accounting, statistical or bookkeeping services and any and all employee compensation and benefits, sales or brokerage commissions, leasing commissions, management fees and expenses, advertising and promotion;

(b) payments of interest, principal and premium under any indebtedness of the Company, including amounts due any Member;

(c) payments made for capital construction, acquisitions, alterations or improvements; and

(d) reasonable amounts set aside as reserves by the Board for working capital, contingent liabilities, or any of the expenditures described in clauses (a), (b) and (c) above.

“Bankruptcy” with respect to any Person, means (a) making an assignment for the benefit of creditors, (b) filing a voluntary petition in bankruptcy, (c) becoming the subject of an order for relief or being declared insolvent in any federal or state bankruptcy or insolvency proceeding (unless such order is dismissed within ninety (90) days following entry), (d) filing a petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation, (e) filing an answer or other pleading admitting or failing to contest the material allegation of a petition filed against it in any proceeding similar in nature to those described in the preceding clause (d), or otherwise failing to obtain dismissal of such petition within one hundred twenty days (120) following filing or (f) seeking, consenting to, or acquiescing in, the appointment of a trustee, receiver or liquidator of all or any substantial part of its properties.

B-1

“Board Approval” means the affirmative vote of Managers having a majority of the votes present by person at a meeting, including at least one Institutional Investor Manager.

“Capital Contribution” means any contribution by a Member to the capital of the Company in accordance with this Agreement, which value shall be equal to the sum of the amount of any cash and the Gross Asset Value of any property so contributed.

“Cause” means the occurrence of one or more of the following events:

(a) A determination by a majority vote of the Board in good faith and after reasonable investigation that (i) a Series B Member has been grossly negligent or has acted in bad faith in connection with his or her duties to or work on behalf of the Company or (ii) a Series B Member has committed an unlawful act that is likely to cause material injury to the Company or its reputation; and in each case, after (A) receipt of written notice from the Board setting forth with reasonable specificity such bad faith or unlawful act and (B) if susceptible to cure, the Series B Member’s failure to begin initiating corrective actions within five (5) business days of receipt of such notice and correct the behavior described in the notice within fifteen (15) days following the date of such notice;

(b) Conviction of (i) a felony offense or a plea of “guilty” or “no contest” to a felony offense under the laws of the United States or any state thereof or (ii) any act of fraud or embezzlement or a crime involving dishonesty or physical harm to any Person; or

(c) Commission of any act which would cause a Series B Member to become a “bad actor” within the meaning of the Securities Act.

“Code” means the Internal Revenue Code of 1986, as amended.

“Control” means the possession, directly or indirectly, or the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities or general partnership or managing member interests, by contract or otherwise. “Controlling” and “Controlled” shall have correlative meanings. Without limiting the generality of the foregoing, a Person shall be deemed to Control any other Person in which it owns, directly or indirectly, a majority of the ownership interests.

“Conversion Event” means and includes any of the following:

(a) The Company enters into an agreement with a Person to effect a transaction and as a condition thereto such person requires that the Company be a state law corporation or an entity that is taxed as a corporation for federal income tax purposes; or

(b) a change in federal or Delaware law, regulation or rules, or in the application of those laws, regulations or rules, by a court or regulatory agency to the Company, that materially limits the ability of the Company to be taxed as a partnership for federal income tax purposes.

B-2

“Covered Person” means any Manager or officer of the Company.

“Damages” means all damages, losses, liabilities, costs and expenses (including reasonable attorneys’ fees and reasonable expenses of investigating and defending any action, suit or proceeding).

“Depreciation” means, for each Fiscal Year or other period, an amount equal to the federal income tax depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such year or other period, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such year or other period, Depreciation shall be an amount that bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis; provided, however, that (a) if the federal income tax depreciation, amortization or other cost recovery deduction for such year or other period is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Board and (b) for any asset with respect to which the Company uses the “remedial allocation method” under Treasury Regulations Section 1.704-3(d), Depreciation shall be determined in accordance with Treasury Regulations Section 1.704-3(d)(2).

“Excluded Registration” means (a) a registration relating to the sale of securities to employees of the Company or a subsidiary pursuant to a stock option, stock purchase, or similar plan; (b) a registration relating to an SEC Rule 145 transaction; or (c) a registration on Form S-4 (or equivalent form) of securities to be issued in connection with acquisitions by the Company.

“Final Exit Event” means (a) the sale of all or substantially all of the assets of the Company on a consolidated basis to an unrelated Person; (b) a merger, reorganization or consolidation in which the holders of the Company’s outstanding voting power immediately prior to such transaction do not own a majority of the outstanding voting power of the surviving or resulting entity immediately upon completion of such transaction; (c) the sale of all or a majority of the outstanding equity interests in the Company to an unrelated Person whether by Unit exchange or otherwise; or (d) any other transaction or series of transactions in which the owners of the Company’s outstanding voting power prior to such transaction do not own at least a majority of the outstanding voting power of the successor entity immediately upon completion of the transaction.

“Fully-Funded Percentage Interest” means, with respect to a Series A Member as of any time of determination, the percentage obtained by dividing (a) the number of Series A Units held by such holder plus the number of Series A Units, if any, that are issuable to such holder upon the full funding of such holder’s remaining unfunded Line of Equity by (b) the number of Series A Units held by all holders other than Defaulting Investors plus the number of Series A Units, if any, that are issuable to all holders upon the full funding of all Series A Members’ remaining unfunded Lines of Equity. For the avoidance of doubt, each Defaulting Investor’s remaining unfunded Line of Equity shall be deemed to be $0 for all purposes.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

B-3

“Gross Asset Value” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

(a) The initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset, as determined by the Board and the contributing Member.

(b) The Board shall cause the Gross Asset Value of Company assets and the Members’ Capital Accounts to be adjusted in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(f) and 1.7041(b)(2)(iv)(g) at such times as provided in Treasury Regulations Section 1.704-1(b)(2)(iv)(f) or upon such other time as the Board shall reasonably determine necessary or advisable in order to comply with, or permitted by, the Treasury Regulations.

(c) The Gross Asset Value of any Company asset distributed to a Member shall be adjusted to equal the gross fair market value of such asset on the date of distribution as determined by the Board.

(d) The Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m); provided, however, that Gross Asset Values shall not be adjusted pursuant to this Paragraph (d) to the extent that the Board reasonably determines that an adjustment pursuant to Paragraph (b) above is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this paragraph (d).

(e) The Gross Asset Value of an asset shall be adjusted by the Depreciation taken into account with respect to such asset, for purposes of computing Profits and Losses.

“Lien” means any lien, pledge, security interest, charge, claim or other encumbrance of any nature whatsoever.

“Liquidation Event” means a sale by the Company of all or substantially all of its assets or a merger or acquisition by the Company in which the Company is not the surviving entity.

“Majority Member Vote” means the affirmative vote of the holders of a majority of the then issued and outstanding Series A Units.

“Manager” means any manager elected to the Board from time to time.

“Material Contract” means a contract or agreement, or a series thereof, valued at $25,000 or greater.

“Members” means a person identified as such on Schedule A and any Person hereafter admitted as a Member pursuant to the provisions of this Agreement.

B-4

“Permitted Issuances” means the issuance of Units or any option to acquire Units (a) pursuant to a Qualified IPO, (b) pursuant to a merger, consolidation, acquisition or similar business combination approved by the Board, (c) in connection with any Unit split or Unit dividend, (d) to a lender in connection with any loan or financing transaction, (e) in connection with strategic transactions involving the Company and other entities approved by the Board (including, without limitation, (i) joint ventures, marketing or distribution arrangements or (ii) development arrangements), (f) pursuant to a Unit option plan or profit interest plan for or other grant of a profit participation to employees, consultants, officers or Managers approved by the Board, including issuances of Series B Units, (g) in connection with fee arrangements between the Company and its service providers approved by the Board, and (h) Units issued upon conversion of any warrant, option, note, debenture or other convertible security.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, limited liability partnership, association, joint-stock company, trust, unincorporated organization or other organization, whether or not a legal entity, and any governmental authority.

“Percentage Interest” means, with respect to each Series A Member, such Member’s Series A Percentage Interest, and with respect to each Series B Member, such Member’s Series B Percentage Interest.

“Preference Amount” means, with respect to each Series A Member, the aggregate Capital Contributions made by such Series A Member, plus a cumulative return equal to 8% per annum on such aggregate Capital Contributions, compounded quarterly and accreted on a daily basis, less all distributions made to each Series A Member under Section 8.1(a)(i) hereof, except and excluding any distribution made to each Series A Member as a mandatory tax distribution pursuant to Section 8.2.

“Profits” or “Losses” means, for each Fiscal Year or portion thereof, an amount equal to the Company’s taxable income or loss for such Fiscal Year or portion thereof determined in accordance with Code § 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code § 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

(a) Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this Paragraph shall be added to such taxable income or loss;

(b) Any expenditure of the Company described in Code § 705(a)(2)(B) or treated as a Code § 705(a)(2)(B) expenditure pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses pursuant to this Paragraph, shall be subtracted from such taxable income or loss;

(c) Gain or loss resulting from any disposition of company assets shall be computed by reference to the Gross Asset Value of the company assets disposed of, notwithstanding that the adjusted tax basis of such company assets differs from its Gross Asset Value;

B-5

(d) In lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year or portion thereof;

(e) To the extent an adjustment to the adjusted tax basis of any asset included in company assets pursuant to Code § 734(b) or Code § 743(b) is required pursuant to Treasury Regulations § 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s interest, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for the purposes of computing Profits and Losses;

(f) If the Gross Asset Value of any company asset is adjusted in accordance with Paragraphs (b) or (c) of the definition of Gross Asset Value in this Agreement, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits or Losses.

“Requisite Investor Approval” means approval of (i) the holder(s) of a majority of the Series A Units (acting in their capacities as Members) outstanding and entitled to vote, excluding Series A Units held by Defaulting Investors, and (ii) Petro River.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Selling Expenses” means all underwriting fees, discounts and selling commissions or similar fees or arrangements allocable to the sale of securities or the Series A Units, as applicable.

“Series A Members” means those Members holding Series A Units.

“Series A Percentage Interest” means, with respect to each Series A Member, the percentage derived by dividing the number of Series A Units held by such Member by the total number of outstanding Series A Units held by all Series A Members.

“Series A Units” means Units of the Company designated as Series A Units of the Company, having all the rights and preferences ascribed to such Units as set forth in this Agreement.

“Series B Members” means those Members holding Series B Units.

“Series B Percentage Interest” means, with respect to each Series B Member, the percentage derived by dividing the number of vested Series B Units held by such Member by the total number of outstanding and vested Series B Units held by all Series B Members.

“Series B Units” means Units of the Company designated as Series B Units of the Company, having all the rights and preferences ascribed to such Units as set forth in this Agreement.

B-6

“Tier I Threshold” means each Series A Member has received a two and half times multiple of such holder’s total Capital Contributions and a 30.00% annualized internal rate of return (computed using the “XIRR” function in Microsoft® Excel 2002 or an equivalent function in another software package).

“Third Party Transferee” means a transferee that is not an Affiliate of a Member proposing to Transfer its Units.

“Transfer” means to sell, assign, make a gift of, pledge, hypothecate, grant an option with respect to, or otherwise transfer, encumber or subject to any claim or Lien, whether voluntarily or involuntarily.

“Treasury Regulations” means temporary and final Treasury Regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding Treasury Regulations).

“Units” means the Series A Units and the Series B Units.

Other Terms. The following terms are defined in the body of this Agreement in the Sections indicated:

Term	Section

Additional Capital Call	6.4
Agreement	Preamble
Board	1.1(d)
Business Affiliate	15.2(b)
Capital Account	7.1
Capital Calls	6.2(a)
Chairman	4.6(a)
Company	Preamble
Demand Notice	16.1(a)
Defaulting Investor	6.3(a)
Drag-Along Transaction	12.4
Effective Date	Preamble
Event of Termination	14.1
Family Members	12.1(a)(i)
Fiscal Year	9.2
Forfeiture Allocations	3.3(g)
G&A	5.1(i)(i)
Initial Agreement	Preamble
Initial Capital Contribution	6.1(b)
IPO Issuer	5.5
IPO Securities	5.5
Line of Equity	6.1(a)
LLC Act	1.1(a)
LOE Period	6.2(a)
LOE Transfer Payment	12.1(c)
LOE Transferee	12.1(c)
LOE Transferor	12.1(c)
LOE Units	12.1(c)
Non-Participating Investor	6.4
Offer	12.3(a)
Offer Notice	12.3(a)
Offered Units	12.3(a)
Offering Member	12.3(a)
Overall Preference	3.3(f)(i)
Permitted Transferee	12.2
Preemptive Rights Offering Notice	6.7(b)
Petro River	Preamble
Qualified IPO	5.5
Ranger Station LLC	Preamble
Requested Securities	16.1(a)
Retained Amounts	3.3(f)(i)
Tag-Along Transaction	12.5
Unit Purchase Price	12.3(a)

B-7

SCHEDULE C

Board of Managers

Title	Votes	Name

Institutional Investor Manager	2	Scot Cohen
Institutional Investor Manager	2	Jonathan Rudney
Management Manager	1	Shane E. Matson
Management Manager	1	Charles W. Wickstrom
Independent Manager	1	Ganesh H. Betanabhatla

C-1

SCHEDULE D

Initial Officers

Name	Position

Shane E. Matson	President

D-1

SCHEDULE E

Model Section 83(b) Election

(Election to Include Value of Restricted Property in Gross Income

in Year of Transfer Under Section 83(b))

The undersigned hereby makes the election under Section 83(b) of the Code and provides the following information:

1.	The name, address, and taxpayer identification number of the undersigned are:

Name:
Address:
SSN:

2.	Description of property with respect to which the election is being made:

[___] Series B Units (“Incentive Interests”) of Bandolier Energy LLC (the “Company”).

3.	The date on which property was transferred is: ___________.

The taxable year to which this election relates is calendar year _____.

4.	The nature of the restriction(s) to which the property is subject is:

The Incentive Interests are subject to time-based vesting and will vest in full on ______, ____________ provided that the undersigned is employed by the Company (or a subsidiary thereof), on such date and the Incentive Interests have not been otherwise forfeited in accordance with the terms of one or more agreements between the undersigned and the Company (or a subsidiary thereof).

5.	Fair market value:

As determined by the Board of Managers of the Company on [DATE], the fair market value of the Incentive Interests as of [DATE] is ____________.

6.	Amount paid for property:

The amount paid by taxpayer for the property is $___.

7.	Furnishing statement to employer:

A copy of this statement has been furnished to the Company.

Dated:
Signature

E-1